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Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Maximum Offering Price Per Ordinary Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Class A Ordinary Shares, nominal value €0.01 per share	9,340,101	$49.25	$459,999,974	$59,707.99

(1)
Includes 1,218,274 Class A ordinary shares that may be purchased by the underwriter upon exercise of the underwriter's option.

(2)
Calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fees in connection with the registrant's Registration Statement on Form F-3 (Registration No. 333-239391) being paid herewith.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-239391

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 23, 2020)

8,121,827

Class A Ordinary Shares

Yandex N.V.

         We are offering 8,121,827 Class A ordinary shares, nominal value €0.01 per share (the "Class A shares"). Our Class A shares are listed on The Nasdaq Global Select Market, or NASDAQ, under the symbol "YNDX". On June 24, 2020, the last reported sale price of our Class A shares on NASDAQ was $50.30 per share.

         We have three classes of ordinary shares: Class A shares, Class B shares and Class C shares. Each Class A share is entitled to one vote per share. Each Class B share is entitled to ten votes per share and is convertible at any time into one Class A share and one Class C share. Our Class C shares are issued only to facilitate the conversion of our Class B shares into Class A shares under Dutch law and, for the limited period of time during which they are outstanding, will be voted by the foundation that holds these Class C shares in the same proportion as the votes by holders of our Class A and Class B shares, so as not to influence the outcome of any vote. We anticipate that, upon the closing of this offering and the concurrent Private Placements described below, our Class A shares and Class B shares will represent 46.7% and 53.3%, respectively, of the voting power of our outstanding ordinary shares, assuming full exercise of the underwriter's option to purchase additional shares.

         Investing in our Class A shares involves risks. See "Risk Factors" on page S-19 of this prospectus supplement and the risk factors contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us, Before Expenses(2)

Per Class A share	$49.25	$0.97	$48.28

Total	$399,999,980	$7,878,172	$392,121,808

(1)
See "Underwriter" beginning on page S-33 for additional information regarding underwriting discounts, commissions and estimated expenses.

(2)
The figures above do not include proceeds or fees related to the concurrent Private Placements as more fully described below.

         We have granted the underwriter an option to purchase a maximum of 1,218,274 additional Class A shares at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

         We have entered into Share Subscription Agreements (the "Share Subscription Agreements") with each of (i) JSC VTB Capital, the investment business arm of VTB Group, a Russian bank and global provider of financial services, (ii) Ervington Investments Limited, a company whose ultimate beneficiary is Roman Abramovich, and (iii) Treliscope Limited, a company whose ultimate beneficiaries are Alexander Abramov and Alexander Frolov (each, an "Investor" and collectively, the "Investors"), dated as of the date hereof, pursuant to which we have agreed to issue to the Investors, and the Investors have agreed to subscribe for, Class A shares for an aggregate amount of $600 million in private placements (the "Private Placements") exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). Each Investor will subscribe for the same number of our Class A shares in the Private Placements. The price per Class A share issued in the Private Placements will be equal to the public offering price per Class A share in this offering. At the closing of the Private Placements, we will also enter into an Investor Agreement with each Investor, pursuant to which we and each Investor will agree to certain rights, covenants and obligations. The consummation of the Private Placements is conditioned on the consummation of this public offering, but the consummation of this public offering is not conditioned upon the consummation of the Private Placements. See "Prospectus Supplement Summary—Concurrent Private Placements" elsewhere in this prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC

Prospectus Supplement date June 24, 2020

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus form part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing an automatic shelf registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering contemplated hereby and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those statements made in the accompanying prospectus and documents incorporated by reference herein and therein.

        We and the underwriter have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We and the underwriter are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated herein or therein by reference is accurate as of any date other than their respective dates. Our business, financial condition and results of operations may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any related free writing prospectus, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.

        For investors outside the United States: Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus supplement and the accompanying prospectus.

        Unless otherwise specified or required by context, references in this prospectus supplement to "Yandex," the "company," "we," "us," or similar terms are to Yandex N.V. and, as the context requires, its consolidated subsidiaries. Our consolidated financial statements are prepared in accordance with U.S. GAAP and are presented in Russian rubles. References in this prospectus supplement to "rubles" or "RUB" are to Russian rubles, and references to "U.S. dollars" or "$" are to United States dollars.

        This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement and the accompanying prospectus are the property of their respective owners.

        Information contained on, or that can be accessed through, our website does not constitute part of this prospectus supplement, the accompanying prospectus or any related free writing prospectus.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

        This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein. This summary does not contain all of the information you should consider before deciding to invest in our Class A shares. You should carefully read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including each of the documents incorporated herein and therein by reference, before making an investment decision. Investors should carefully consider the information set forth under "Risk Factors" in this prospectus supplement on page S-19, in the accompanying prospectus and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus, including our Annual Report on Form 20-F for the year ended December 31, 2019.

        You should also carefully read the information incorporated by reference into the accompanying prospectus, including our financial statements, and the other information in the exhibits to the registration statement of which the accompanying prospectus is a part.

Overview

        We are one of the largest internet companies in Europe. Since 1997, we have delivered world-class, geographically relevant search and locally tailored experiences on all digital platforms, based on our innovative technologies. We operate Russia's most popular search engine. We also provide a number of other services, including market-leading on-demand transportation services, navigation products, classifieds and entertainment services in Russia and other regions, including other countries in the Commonwealth of Independent States, Central Europe, the European Union, Africa and the Middle East. Our goal is to help consumers and businesses better navigate the online and offline worlds.

        We build intelligent products and services powered by machine learning. Our products and services are based on complex, unique technologies that are not easily replicated. Benefiting from Russia's long-standing educational focus on mathematics and engineering, we have drawn upon the considerable local talent pool to create a leading technology company.

        We derive a substantial part of our revenues from online advertising. We enable advertisers to deliver targeted, cost-effective ads that are relevant to our users' needs, interests and locations. We serve ads on our own search results and other Yandex webpages, as well as on thousands of third-party websites that make up our Yandex Advertising Network. Through our ad network, we extend the audience reach of our advertisers and generate revenue for both our network partners and us. We offer a variety of ad formats to our advertisers, including performance-based, brand and video advertising formats across different platforms. A few years ago, we embarked on a strategy to diversify our revenue streams and broaden the appeal of our ecosystem. Other revenue streams are growing rapidly and come from our Taxi segment, which includes ride-hailing and food delivery services, classifieds and other initiatives, including music subscription and event tickets sales within our Media Services, as well as Other Bets and Experiments, particularly by our car-sharing business and personalized content feed.

        Our businesses are organized in the following operating segments:

  •
  Search and Portal.  Our Search and Portal segment includes all of our services offered in Russia, Belarus and Kazakhstan, other than those described below. We offer a broad range of world-class, locally relevant search and information services that are free to our users and that enable them to find relevant information quickly and easily.

  •
  Taxi.  Our Taxi segment includes our ride-hailing business (which consists of Yandex.Taxi and Uber in Russia and other countries), FoodTech business (including Yandex.Eats and Yandex.Lavka, a hyper local convenience store delivery service) and our Self-Driving Cars division. We provide a multi-mode experience that seamlessly and efficiently satisfies the ride-hailing and FoodTech needs of users in our markets. Our platform enables access to both a wide range of personal mobility services through our ride-hailing offerings, and a variety of food and convenience store delivery services through our FoodTech offerings. On July 14, 2019, MLU B.V., our ride-hailing and FoodTech joint venture with Uber, entered into an agreement to purchase the material intellectual property and call centers of the Vezet group, which operates taxi businesses in more than 100 Russian cities. Completion of the transaction is conditional, among other things, on receipt of a merger control clearance from the Russian Federal Antimonopoly Service ("FAS"). On June 11, 2020, FAS issued a final decision declining to approve the acquisition. We and the sellers are considering potential further steps in connection with the proposed transaction.

  •
  Classifieds.  Our Classifieds segment includes Auto.ru, Yandex.Realty and Yandex.Jobs.

  •
  Media Services.  Our Media Services segment includes our entertainment services (Yandex Music, KinoPoisk, Yandex.Afisha and Yandex.TV Program, which, combined, have a monthly audience of more than 50 million people), a subscription service (Yandex.Plus), and a production center (Yandex.Studio). We monetize Media Services through online advertising and transaction revenues, including music and video content subscriptions as well as event tickets sales. Our Media Services are available across different platforms, including Yandex.Station and Yandex.Auto.

  •
  Other Bets and Experiments.  In addition to our core business and our separate business units, we offer a number of services and products, including experimental ones that represent new business models and have good prospects for future development (including Zen, Yandex.Cloud, Yandex.Drive, Geolocation Services and Yandex.Education).

  •
  E-commerce.  Our E-commerce segment is operated through Yandex.Market, which we have operated as a joint venture with Sberbank of Russia ("Sberbank"), since April 2018. Yandex.Market is one of the most popular internet services in Russia, providing product information, price comparisons and user generated reviews of products and online retailers. In May 2018, Yandex.Market launched in beta the marketplace Beru, a domestic e-commerce platform with 1P and 3P sales, in order to enhance the user shopping experience and provide full-fledged services, allowing users to make purchases across multiple categories. Beru came out of beta in October 2018, featuring 100,000 SKUs, which expanded to over 600,000 SKUs by the end of 2019 and almost 1 million SKUs as of the end of May 2020. Beru achieved a placed GMV run-rate of RUB 55.7 billion and increased the share of 3P to 56% of placed GMV in May 2020. As described below, we have entered into an agreement with Sberbank to repurchase Sberbank's interest in Yandex.Market.

Sberbank Transactions

        On June 23, 2020, we entered into a binding framework agreement with Sberbank (the "Framework Agreement"), pursuant to which we have agreed to acquire Sberbank's indirect 45% interest in our Yandex.Market joint venture, and Sberbank has agreed to acquire our 25% (plus RUB 1) interest in our Yandex.Money joint venture.

        We formed our existing joint venture with Sberbank based on our Yandex.Market business unit in April 2018. We and an affiliate of Sberbank currently own equal 45% interests in the joint venture, with the remaining 10% interest reserved for current and future equity awards for management and employees of Yandex.Market. Since the formation of the joint venture, we have held a non-controlling interest in, and significant influence over, Yandex.Market's business.

        We sold a 75% (less RUB 1) interest in our Yandex.Money business, the largest online payment service in Russia, to Sberbank in 2013 and entered into a joint venture arrangement with Sberbank in respect of this business. Following our sale of a controlling interest to Sberbank and the deconsolidation of Yandex.Money, we retained a non-controlling interest in Yandex.Money.

        Pursuant to the Framework Agreement:

  •
  we have agreed to acquire from Digital Assets Limited, a subsidiary of Sberbank, 45% of the issued share capital of Yandex.Market for cash consideration of RUB 42.0 billion (based on an implied equity valuation of the business of RUB 87.3 billion) (approximately $600 million) (the "Yandex.Market Transaction");

  •
  we have agreed to sell to Digital Assets Limited our 25% (plus RUB 1) participation interest in Yandex.Money for cash consideration of RUB 2.4 billion (approximately $34 million), with the exact amount to be calculated at closing (the "Yandex.Money Transaction," and together with the Yandex.Market Transaction, the "Sberbank Transactions");

  •
  we and Sberbank agreed to terminate the agreements establishing the Yandex.Market joint venture and the Yandex.Money joint venture described above, together with certain operational agreements, with effect from the closing of the Sberbank Transactions;

  •
  all non-compete and exclusivity obligations of Yandex in respect of financial services will terminate, with effect from the closing of the Sberbank Transactions;

  •
  all non-compete and exclusivity obligations of Sberbank in respect of e-commerce businesses will terminate, with effect from the closing of the Sberbank Transactions; and

  •
  for a transitional period following the closing of the Sberbank Transactions, we will continue providing certain services with respect to the business operations of Yandex.Money, and Sberbank will continue to provide certain services with respect to the business operations of Yandex.Market, including rights to use certain intellectual property.

        The Framework Agreement contains certain customary warranties, indemnities and covenants. Sberbank and we have also agreed to certain non-solicitation restrictions with respect to employees of Yandex.Market and Yandex.Money, respectively.

        We intend to fund the Yandex.Market Transaction with cash on hand. The Sberbank Transactions are conditional upon one another, are subject to customary conditions to closing, including regulatory approvals, and are expected to close during the third quarter of 2020.

        Immediately following the closing of the Sberbank Transactions, Sberbank will directly and indirectly own a 100% interest in Yandex.Money, and we will own a 90% interest in Yandex.Market, with 10% of the equity in Yandex.Market continuing to be owned by an equity incentive foundation to facilitate current and future equity ownership by management and employees of Yandex.Market.

        Herman Gref, the Chief Executive Officer and Chairman of the Executive Board of Sberbank, has served as a member of our Board of Directors since 2014. Mr. Gref recused himself from all deliberations and decisions of our Board of Directors in connection with the Sberbank Transactions.

        Completion of this offering is not contingent upon the closing of the Sberbank Transactions or any other potential transactions. We cannot assure you that we will complete the Sberbank Transactions described above or any of the potential transactions contemplated by or described in this prospectus supplement.

Financial Impact of Yandex.Market Transaction

        We expect that the net cash outflow in connection with the Sberbank Transactions will be RUB 39.6 billion (approximately $570 million), which we expect to incur in the third quarter of 2020.

        We currently account for our 45% interest in Yandex.Market using the equity method. Following the closing of the Yandex.Market Transaction, Yandex.Market will be a majority-owned subsidiary of Yandex N.V., and we will therefore fully consolidate its financial results in our consolidated financial statements from the date of closing. Yandex.Market is currently operating at a net loss, and therefore we anticipate that the consolidation of its financial results in our consolidated financial statements will have an adverse impact on our consolidated financial results, including our consolidated net income and in our adjusted EBITDA in future periods.

Supplemental Summary Unaudited Pro Forma Condensed Consolidated Financial Information

        The following table sets forth certain summary unaudited pro forma condensed consolidated financial information of Yandex N.V., giving effect to the Yandex.Market Transaction. The unaudited pro forma consolidated revenue, adjusted EBITDA and adjusted net income information for the three and twelve month periods ended March 31, 2020 and December 31, 2019, respectively, is derived from the financial statements of each of Yandex N.V. and Yandex.Market and gives effect to the Yandex.Market Transaction as if it had occurred as of January 1, 2019. The following table does not give effect to the Yandex.Money Transaction.

	Three Months Ended March 31, 2020		Twelve Months Ended December 31, 2019
(Rub in millions)	Yandex N.V. Actual	Combined Pro Forma	Yandex N.V. Actual	Combined Pro Forma
Consolidated Revenues	47,003	52,448	175,391	192,249
Consolidated Adjusted EBITDA	12,147	9,954	51,013	42,751
Consolidated Adjusted Net Income	5,148	4,372	23,540	21,079

        The Yandex.Market Transaction does not meet the definition of "significance" for the purposes of Article 11 of Regulation S-X, and therefore pro forma financial information is not required. Accordingly, the summary unaudited pro forma condensed financial information set forth above has not been prepared in accordance with Article 11 of Regulation S-X. The supplemental unaudited pro forma financial information does not give effect to all of the pro forma adjustments that are required in connection with the preparation of pro forma financial information in accordance with Article 11 of Regulation S-X. As a result, the summary unaudited pro forma financial results presented here could materially differ from those determined in accordance with Article 11 of Regulation S-X.

        The summary unaudited pro forma condensed financial information has been prepared for illustrative purposes only and is not indicative of the results of operations that would have actually occurred had the Yandex.Market Transaction occurred on January 1, 2019 or the results for any future periods.

        The following tables present reconciliations of the most comparable actual financial measures calculated in accordance with GAAP to the actual non-GAAP financial measures set forth above for the periods indicated. The corresponding pro forma non-GAAP financial measures have been prepared on the same basis as the actual non-GAAP financial measures. However, information reconciling the corresponding pro forma non-GAAP financial measures to GAAP financial measures is unavailable to us without unreasonable effort.

Reconciliation of Adjusted EBITDA to U.S. GAAP Net Income

(Rub in millions)	Three Months Ended March 31, 2020	Twelve Months Ended December 31, 2019
Net income	5,495	11,199
Add: depreciation and amortization	4,010	14,777
Add: share-based compensation expense	2,751	9,855
Add: compensation expense related to contingent consideration	—	38
Add: one-off restructuring expenses	98	881
Less: interest income	(728)	(3,315)
Add: interest expense	225	74
Add: loss from equity method investments	1,106	3,886
Add: other loss/(income), net	(4,521)	1,200
Add: income tax expense	3,711	11,656
Add: goodwill impairment	—	762
Adjusted EBITDA	12,147	51,013

Reconciliation of Adjusted Net Income to U.S. GAAP Net Income

(Rub in millions)	Three Months Ended March 31, 2020	Twelve Months Ended December 31, 2019
Net income	5,495	11,199
Add: share-based compensation expense	2,751	9,855
Less: reduction in income tax attributable to share-based compensation expense	(16)	(101)
Add: compensation expense related to contingent consideration	—	38
Add: foreign exchange losses/(gains)	(4,439)	1,294
Less: (reduction)/increase in income tax attributable to foreign exchange losses/(gains)	1,151	(268)
Add: one-off restructuring expense	98	881
Less: effect of deconsolidation of former subsidiaries	—	(121)
Add: amortization of debt discount and issuance costs	144	—
Less: reduction in income tax attributable to amortization of debt discount and issuance costs	(36)	—
Add: goodwill impairment	—	762
Adjusted net income	5,148	23,539

Other Recent Developments

Impact of COVID-19 Pandemic

        On March 11, 2020, the World Health Organization characterized the novel coronavirus disease ("COVID-19"), as a global pandemic. The pandemic has had a significant impact on the economies of most countries, led to the closure of borders, the suspension of manufacturing and production and the cancellation of mass events. In order to prevent the spread of infection, on March 28, 2020, the Government of the Russian Federation introduced a number of recommendations and restrictions, including restrictions on the movement of citizens and a limitation on most commercial activities in the country. These restrictions differ in scope across various regions of the Russian Federation and are also subject to continuous updating, resulting in both the strengthening and loosening of such restrictions in different regions on a near daily basis. In the second week of June 2020, a gradual loosening of these restrictions in Russia commenced, including in Moscow.

        For most of the three months ended March 31, 2020, our results of operations generally reflect historical trends and seasonality. The impact of COVID-19 on our financial results and operations in the three months ended March 31, 2020 was limited to the last two weeks of March, when we began to see a slowdown of growth in our advertising and ride-hailing businesses, which continued into the second quarter. Although overall user search activity increased, we noticed a slowdown in the commercial queries. The trends in April were particularly challenging in both businesses, but we began to see a moderate recovery from the end of the month, which continued in May and early June. We observed stronger performance in our FoodTech business, including the contributions of Yandex.Lavka and Yandex.Eats, as well as an acceleration in our Media Services business. With respect to our overall financial position as of March 31, 2020, our management concluded that COVID-19 factors had no significant impact on goodwill, non-current assets and redeemable non controlling interests. We believe our current liquidity position provides financial flexibility to withstand the challenges of the COVID-19 situation: as of the end of March 31, 2020 our cash, cash equivalents and term deposits balances were RUB 197.2 billion, the majority of which were in foreign currency (primarily U.S. dollars). As of the end of May 2020, our cash, cash equivalents and term deposits remained on approximately the same level as at the end of the first quarter 2020. We, together with our subsidiaries, introduced and continue to follow as appropriate the safety measures introduced by respective countries of operation. In March 2020, in response to the COVID-19 pandemic, we shifted to remote working for all employees who could do so.

        We have also followed a focused cost control and optimization process. In general, we have been able to sustain our operations, maintain financial reporting systems and internal control processes, and implement relevant additional COVID-19 influenced internal controls and procedures, including those over financial statements preparation.

        At this time, the full impact of COVID-19 remains unknown and is rapidly evolving. Our past results may not be indicative of our future performance. For example, to the extent the pandemic continues to disrupt global economic activity, we will not necessarily be immune from potential adverse impacts to our business, operations and financial results through depressed economic activity, reductions in advertising expenditures, or declines in use of transportation. Further, the evolution of the COVID-19 pandemic may lead to a change in estimates and assumptions that affect the reported amounts of our assets and liabilities. Ultimately, the extent to which the COVID-19 crisis impacts our results will depend on future developments, which are highly uncertain and cannot be predicted at this time, including new information which may emerge concerning the severity of COVID-19 and the actions taken to contain the virus or treat its impact, among others.

Preliminary Financial Results

        Set forth below are preliminary estimates of certain unaudited financial information for the quarter ending June 30, 2020 and actual unaudited financial results for the comparative period ended June 30, 2019. We have provided ranges, rather than specific amounts, for the preliminary estimates primarily because our financial closing and review procedures for the three months ending June 30, 2020 are not yet complete. JSC KPMG has not audited, reviewed, compiled or performed any procedures with respect to the preliminary results. Accordingly, JSC KPMG does not express an opinion or any other form of assurance with respect thereto. The estimated ranges are preliminary and are inherently uncertain as a result of a number of factors, including foreign exchange fluctuations between the Russian ruble and the U.S. dollar, and remain subject to changes as we complete our financial closing and review procedures for the three months ending June 30, 2020. The preliminary estimates set forth below do not give effect to the closing of the Sberbank Transactions described above, and do not include our third-party fees and expenses incurred in connection with the Sberbank Transactions, the concurrent private placement or this offering. The preliminary estimates set forth below have been prepared by, and are the responsibility of, our management. Although we currently expect that our final results will be consistent with the preliminary estimates set forth below, we caution you that the estimated financial information for the three months ending June 30, 2020 is not a guarantee of future performance or outcomes and actual results may differ materially from those described herein. You should read this information together with the "Operating and Financial Review and Prospects" section of our Annual Report on Form 20-F for the year ended December 31, 2019, and our Current Report on Form 6-K for the three months ended March 31, 2020, as filed with the SEC. Factors that could cause actual results to differ from those described above are set forth in the risk factors discussed below and those contained in the section entitled "Risk Factors" contained in our Annual Report on Form 20-F for the year ended December 31, 2019.

        The comparative figures for the three months ended June 30, 2019 have been derived from our unaudited quarterly financial results as previously reported.

  Yandex N.V. Preliminary Consolidated Results

	Three Months Ending
	June 30, 2020 (Estimated)		June 30, 2019 (Actual)
(Rub in millions)	Low	High
Consolidated Revenues	40,600	41,800	41,397
Consolidated Net Income/(loss)	(4,500)	(3,000)	3,416
Consolidated Adjusted EBITDA	7,500	8,000	13,097
Consolidated Adjusted Net Income	1,300	2,500	5,825

        For the three months ending June 30, 2020, we estimate our consolidated revenue to be in the range of RUB 40.6 billion to RUB 41.8 billion, as compared to RUB 41.4 billion for the three months ended June 30, 2019, representing a year-over-year decrease at the midpoint of 0.5%. The estimated decrease in our consolidated revenue compared to the same period during 2019 is primarily the result of the adverse impact of the COVID-related restrictions of business activity on the performance of our core advertising and ride-hailing businesses, which was partially offset by an acceleration of growth in our FoodTech and Media Services businesses.

        For the three months ending June 30, 2020, our consolidated adjusted EBITDA is expected to be between RUB 7.5 billion and RUB 8.0 billion, a decrease of 40.8% at the midpoint range as compared to RUB 13.1 billion for the three months ended June 30, 2019. The estimated decrease in adjusted EBITDA compared to the same period of 2019 is primarily driven by the slowdown in revenue growth and changes in segment mix amid the growing contribution of non-advertising verticals and the continuing investments in our growing new businesses, including Yandex.Lavka, our self-driving group and Media Services.

        For the three months ending June 30, 2020, we estimate our consolidated net income/(loss) to be in the range of (RUB 4.5 billion) to (RUB 3.0 billion), as compared to RUB 3.4 billion for the three months ended June 30, 2019. The estimated decrease is primarily the result of the estimated decline in operating income (including growth in share-based compensation) and foreign exchange losses.

        For the three months ending June 30, 2020, we estimate our consolidated adjusted net income to be in the range of RUB 1.3 billion to RUB 2.5 billion, as compared to RUB 5.8 billion for the three months ended June 30, 2019. The estimated decrease is primarily the result of the estimated decline in adjusted EBITDA for the period.

        Adjusted EBITDA and adjusted net income are not financial measures calculated under U.S. generally accepted accounting principles ("GAAP"). See the tables below for a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures.

  Search and Portal Segment Preliminary Financial Results

	Three Months Ending
	June 30, 2020 (Estimated)		June 30, 2019 (Actual)
(Rub in millions)	Low	High
Revenue	25,000	26,000	29,090

Revenue Ex-TAC	20,000	21,000	22,796
Adjusted EBITDA	10,200	11,300	13,747

        For the three months ending June 30, 2020, revenue for our Search and Portal segment is expected to be in the range of RUB 25.0 billion to RUB 26.0 billion as compared to RUB 29.1 billion for the three months ended June 30, 2019. The revenue, less total traffic acquisition costs ("TAC"), for our Search and Portal segment for the three months ending June 30, 2020, is expected to be in the range of RUB 20.0 billion to RUB 21.0 billion, as compared to RUB 22.8 billion for the three months ended June 30, 2019, representing a year-over-year decrease of 10.1% at the midpoint. The estimated decrease in both revenue and revenue excluding TAC compared to the same period in 2019 is primarily the result of the adverse impact of COVID-related restrictions on business activity and our customers' advertising budgets.

        For the three months ending June 30, 2020, adjusted EBITDA for our Search and Portal segment is expected to be between RUB 10.2 billion and RUB 11.3 billion, an estimated decrease of 21.8% at the midpoint as compared to RUB 13.8 billion for the three months ended June 30, 2019. The estimated decrease in adjusted EBITDA compared to the same period in 2019 is primarily driven by the decline in the Search and Portal revenue.

        See page S-10 for a reconciliation of Revenue Ex-TAC of our Search and Portal segment to the most directly comparable measures calculated in accordance with GAAP, Revenue.

  Taxi Segment Preliminary Financial Results

	Three Months Ending
	June 30, 2020 (Estimated)		June 30, 2019 (Actual)
(Rub in millions)	Low	High
Revenue	11,900	12,300	8,810

Adjusted EBITDA	(500)	0	423

        For the three months ending June 30, 2020, revenue for our Taxi segment is expected to be in the range of RUB 11.9 billion to RUB 12.3 billion as compared to RUB 8.8 billion for the three months ended June 30, 2019, representing a year-over-year increase at the midpoint of 37.3%. The estimated increase in revenue compared to the same period during 2019 is primarily driven by the acceleration in revenue of our FoodTech businesses (including Yandex.Lavka revenues, which are recorded on a gross basis) and Taxi and logistics services to our corporate clients, which are also recorded on a gross basis, which offset the COVID-related slowdown in ride-hailing revenues.

        For the three months ending June 30, 2020, adjusted EBITDA for our Taxi segment is expected to be between a RUB 0.5 billion loss and break-even as compared to RUB 0.4 billion for the three months ended June 30, 2019. The estimated decrease in adjusted EBITDA compared to the same period of 2019 is primarily driven by investments in the expansion of Yandex.Lavka and our self-driving group. Adjusted EBITDA loss of our self-driving group is expected to be between RUB 0.7 billion and 0.75 billion for the three months ending June 30, 2020.

Reconciliation of Non-GAAP Financial Measures

  Reconciliation of Consolidated Adjusted EBITDA to U.S. GAAP Net Income

	Three Months Ending
	June 30, 2020 (Estimated)		June 30, 2019 (Actual)
(Rub in millions)	Low	High
Net income	(4,500)	(3,000)	3,416
Add: depreciation and amortization	4,085	4,085	3,756
Add: share-based compensation expense	4,492	4,292	2,347
Add: compensation expense related to contingent consideration	0	0	7
Add: one-off COVID-19 expenses(1)	227	227	0
Less: interest income	(472)	(572)	(834)
Add: interest expense	0	0	12
Add: loss from equity method investments	984	946	946
Add: other loss, net	699	699	414
Add: income tax expense	1,985	1,323	3,033
Adjusted EBITDA	7,500	8,000	13,097

(1)
Consists primarily of costs of our Helping Hand project, our COVID-related support fund for drivers and couriers, and costs for masks and sanitizers.

  Reconciliation of Consolidated Adjusted Net Income to U.S. GAAP Net Income

	Three Months Ending
	June 30, 2020 (Estimated)		June 30, 2019 (Actual)
(Rub in millions)	Low	High
Net income	(4,500)	(3,000)	3,416
Add: share-based compensation expense	4,492	4,292	2,347
Less: reduction in income tax attributable to share-based compensation expense	(46)	(44)	(21)
Add: compensation expense related to contingent consideration	0	0	7
Add: foreign exchange losses/(gains)	1,105	976	270
Less: reduction in income tax attributable to foreign exchange losses/(gains)	(229)	(202)	(73)
Add: one-off COVID-19 expenses(2)	227	227	0
Add: amortization of debt discount	335	335	0
Less: reduction in income tax attributable to amortization of debt discount	(83)	(83)	0
Less: effect of deconsolidation of former subsidiaries	0	0	(121)
Adjusted net income	1,300	2,500	5,825

(2)
Consists primarily of costs of our Helping Hand project, which is our COVID-related support fund for drivers and couriers, and costs for masks and sanitizers.

  Reconciliation of Segment Non-GAAP Measures

Search and Portal

	Three Months Ending
	June 30, 2020 (Estimated)
			June 30, 2019 (Actual)
	Low	High
(Rub in millions)
Total revenue	25,000	26,000	29,090
Less: traffic acquisition costs (TAC)	(5,000)	(5,000)	(6,294)
Ex-TAC revenues	20,000	21,000	22,796

Segment Adjusted EBITDA

        Information reconciling adjusted EBITDA for our Search and Portal segment and our Taxi segment to the most directly comparable GAAP financial measure is unavailable to us without unreasonable effort. We have not provided a reconciliation of adjusted EBITDA for our Search and Portal segment and our Taxi segment to the most directly comparable GAAP financial measure because of the uncertainty regarding, and the potential variability of, many of the costs and expenses that we may incur in the future. Although we provide a range of adjusted EBITDA that we believe will be achieved for our Search and Portal and Taxi segments, we cannot accurately predict all the components of the adjusted EBITDA calculation.

Special Committee

        In May 2020, our Board of Directors formed a special committee, consisting entirely of disinterested independent directors, and delegated to such committee all authority to review and negotiate the terms of the concurrent Private Placements and the Sberbank Transactions and to make recommendations to the Board of Directors in respect of each transaction. The Board of Directors approved each matter on the recommendation of the Special Committee, with Mr. Yakovitsky and Mr. Gref abstaining.

Corporate Information

        Yandex N.V. is a Dutch public company with limited liability (naamloze vennootschap). Its corporate seat is in Amsterdam, the Netherlands, and its registered office is at Schiphol Boulevard 165, 1118 BG, Schiphol, the Netherlands (tel. +31-20-206-6970). The executive offices of our principal operating subsidiary are located at 16, Leo Tolstoy Street, Moscow 119021, Russian Federation (tel. +7-495-739-7000).

 THE OFFERING

Class A shares offered by us	8,121,827 Class A shares, nominal value €0.01 per share.
Public offering price	$49.25 per Class A share.
Option to purchase additional Class A shares
We have granted the underwriter an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to additional 1,218,274 Class A shares. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriter of its option to purchase these additional Class A shares.
Concurrent Private Placements
We have agreed to issue to the Investors, and the Investors have agreed to subscribe for, Class A shares in an aggregate amount of $600 million in private placements exempt from registration under the Securities Act. The price per Class A share issued in the Private Placements will be equal to the public offering price per Class A share in this offering. The consummation of the concurrent Private Placements is contingent on the consummation of this offering and the satisfaction of certain other customary closing conditions. The consummation of this offering is not contingent upon the consummation of the concurrent Private Placements.
Ordinary shares outstanding prior to this offering and the concurrent Private Placements	291,898,179 Class A shares, representing 44.97% of the total voting power of our outstanding ordinary shares.
35,714,674 Class B shares, representing 55.03% of the total voting power of our outstanding ordinary shares.
Our Class A and Class B shares are pari passu in all respects, other than with respect to voting; our Class A shares have one vote per share and our Class B shares have ten votes per share.
Ordinary shares outstanding after this offering and the concurrent Private Placements	Following the closing of this public offering and the concurrent Private Placements at the offering price of $49.25 per Class A share, we will have the following ordinary shares outstanding:
312,202,745 Class A shares, representing 46.6% of the total voting power of our outstanding ordinary shares; and
35,714,674 Class B shares, representing 53.4% of the total voting power of our outstanding ordinary shares.
Use of proceeds
We intend to use the proceeds from the proposed public offering and concurrent private placement to maintain financial flexibility and fund our future growth and strategic opportunities across multiple sectors, including e-commerce. See "Use of Proceeds".

Lock-up agreements	We, Arkady Volozh (for himself and his family trust) and certain of our other directors and officers have agreed with the underwriter not to dispose of or hedge any of their Class A shares or securities convertible into or exchangeable for Class A shares during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement, except in connection with certain limited exceptions. See "Underwriter."
In addition, the Investors will agree with us on certain lock-up restrictions in the Investor Agreements. See "Concurrent Private Placements" below in this Prospectus Supplement Summary.
Risk factors
Investing in our Class A shares involves a high degree of risk. See the information contained in or incorporated by reference under the heading "Risk Factors" in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and any free writing prospectus that we have authorized for use in connection with this offering.
Nasdaq Global Select Market Symbol	YNDX

        Unless we specifically state otherwise, all share information in this prospectus supplement (i) is based on the number of ordinary shares outstanding as of May 31, 2020 and (ii) does not take into account:

  •
  4,003,460 Class A shares held in treasury;

  •
  any Class C shares outstanding from time to time for technical purposes solely as a result of the conversion of Class B shares into Class A shares. Any such Class C shares will be cancelled;

  •
  employee share options outstanding to purchase up to an additional 3.3 million Class A shares, at a weighted average exercise price of $37.79 per share, 1.8 million of which were fully vested;

  •
  equity-settled share appreciation rights ("SARs") for 0.1 million Class A shares, at a weighted average measurement price of $32.72, all of which were fully vested;

  •
  restricted share units ("RSUs") covering 13.4 million Class A shares, of which RSUs to acquire 3.7 million Class A shares were fully vested;

  •
  equity awards in respect of our business unit subsidiaries, which are described in Note 16 to our 2019 annual consolidated financial statements, which are incorporated by reference herein; and

  •
  one Priority share, which is held by the Public Interest Foundation and carries the rights described under "Item 4. Information on the Company—Governance Structure" of our 2019 Annual Report on Form 20-F, incorporated by reference herein.

CONCURRENT PRIVATE PLACEMENTS

        Pursuant to the Share Subscription Agreements, we have agreed to issue to the Investors, and the Investors have agreed to subscribe for, Class A shares in an aggregate amount of $600 million, in private placements exempt from registration under the Securities Act. Each Investor will subscribe for the same number of our Class A shares in the Private Placements. The price per Class A share issued in the Private Placements will be the public offering price per Class A share in this offering.

        The Share Subscription Agreements contain customary representations, warranties, and covenants of each of the parties thereto. Subject to customary closing conditions, the Private Placements are expected to close immediately after the closing of this offering.

        At the closing of the Private Placements, we and each of the Investors will enter into an Investor Agreement, pursuant to which we and the Investors will agree to certain rights, covenants and obligations.

        Pursuant to the Investor Agreements, each of the Investors and their respective affiliates will be bound by certain "standstill" provisions. The standstill provisions include agreements not to, among other things:

  (a)
  acquire, directly or indirectly, Class A shares representing more than 3.99% of our outstanding ordinary shares from time to time, subject to certain exceptions;

  (b)
  make or publicly promote or publicly support a tender or other offer by any other person or group, the consummation of which would result in a change of control of our company;

  (c)
  solicit proxies or consents or become a participant in a solicitation in opposition to the recommendation of a majority of our Board of Directors with respect to any matter;

  (d)
  publicly propose (i) any merger, consolidation, business combination, tender offer, purchase of all or substantially all of our company's assets or businesses, or similar transaction involving our company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to our company, in each case, in opposition to the recommendation of a majority of our Board of Directors;

  (e)
  deposit any Class A shares in a voting trust or subject any Class A shares to any arrangement or agreement with respect to the voting of such Class A shares (subject to limited exceptions) in a manner that would or could reasonably be expected to allow any third party to take any action in clauses (b) through (d) above; or

  (f)
  enter into detailed negotiations, arrangements or agreements with any other person relating to any actions prohibited in clauses (a) through (e) above.

        The Investor Agreements also provide for certain "lock up" restrictions on each of the Investor's ability to dispose of Class A shares beneficially owned by such Investor without our prior consent immediately from and after the date of the Investor Agreement, until the two-year anniversary of the closing of the Private Placements, subject to limited exceptions. The limited exceptions to these restrictions include, among other things, the ability for:

  (a)
  JSC VTB Capital to transfer Class A shares to any of its consolidated subsidiaries;

  (b)
  each of the other Investors to transfer Class A shares to their respective affiliates; and

  (c)
  each of the other Investors (and their respective affiliates) to transfer, mortgage, hypothecate, rehypothecate, charge, pledge, lend, sell, repurchase or otherwise grant as another form of security over, their Class A shares in respect of one or more bona fide loans, repo (sale and repurchase) transactions, collateral agreements or other secured transactions, securities lending transactions, collar financing, derivatives transactions, or any other transaction having the commercial effect of borrowing with any third party,

provided, that in the case of any transfer pursuant to clause (a) or (b) above, each transferee shall agree to be bound by all restrictions and obligations (including the lock-up restrictions) set forth in the Investor Agreements, as though it were an Investor; and provided, further, that in the case of any transfer pursuant to clause (c), no Investor or any of its affiliates shall enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any third party any of the economic consequences of ownership of Class A shares, and provided further, that and any lender taking any enforcement action with respect to any Class A shares or collateral shall have no rights or obligations under the Investor Agreement. If the transactions contemplated by the Framework Agreement do not complete by December 31, 2020, the foregoing lock-up restrictions will expire on June 30, 2021, and the participation rights described below will lapse. In recognition of this, we will negotiate with the Investors in good faith to explore other business opportunities.

        In addition, we have granted the Investors in the Investor Agreements certain rights of participation in connection with potential future financings of Yandex.Market and (subject to the existing rights of any third parties) other Yandex e-commerce businesses (excluding Yandex.Classifieds and, for so long as it is part of the Yandex.Taxi business (and is not solely controlled by Yandex and management), Yandex.Lavka), should we elect to pursue a third-party financing, as follows:

  (a)
  if we elect to sell or issue new shares in any such relevant business to a third party, we must first give each Investor notice of the proposed size of any stake we wish to sell or issue, and the proposed related valuation; the Investors will then have the right to elect to enter into exclusive negotiations with us with respect to that financing transaction for a period of not less than three months;

  (b)
  during that negotiation period, participating Investors will be given customary due diligence access to the relevant Yandex business (subject to confidentiality undertakings), and we will seek to hold good faith negotiations with any participating Investor on the basis of customary corporate governance rights for a transaction of that kind. During such time, we may have exploratory discussions with alternative investors;

  (c)
  unless the parties agree otherwise, if all Investors elect to participate in any agreed transaction, they shall do so in the following equity proportions: (i) JSC VTB Capital (50%); (ii) Ervington Investments Limited (25%); Treliscope Limited (25%), with any participating Investors being entitled to take up any unallocated portion pro rata to these initial proportions. If the parties agree the definitive terms of a transaction, such transaction must be closed within 30 days of the expiration of the negotiation period, or within any agreed period if regulatory approvals apply (or by any other date the parties may otherwise agree);

  (d)
  the participation rights of each Investor are capped at the amount that the proportions described in paragraph (c) bear to the aggregate subscription proceeds from the Private Placements, and (in certain cases) if an Investor passes up any participation right, such right shall lapse;

  (e)
  if we fail to agree the terms of a transaction with any participating Investor by the end of the negotiation period (and in certain other cases), we may then sell or issue new shares in a relevant business on any terms to a third party, provided that we may need to offer an Investor a further right to participate on the term described above (i) in respect of any future financing transaction, if the participation rights of an Investor remain unexhausted, as per (d) above, or (ii) if the terms of any proposed transaction with a third party are substantially the same terms in all respects, or less advantageous in all respects to us, as compared in any respect to any terms last proposed by any Investor prior to the expiry of the negotiation period;

  (f)
  any participating Investor that holds an interest in a business that competes with Yandex.Market or any other Yandex e-commerce business will, as a condition of its participation, offer to us its interest in such business on substantially the same participation terms as are offered to it in respect of the relevant Yandex businesses; and

  (g)
  these participation rights shall apply until the two-year anniversary of the closing of the Private Placements, provided that each Investor may, at its election, extend their duration once by either six months or one year, in which case the "standstill" and "lock up" restrictions described above will continue to apply to such Investor during that extended period.

        The consummation of the concurrent Private Placements is contingent on the consummation of this offering and the satisfaction of certain other customary closing conditions. The consummation of this offering is not contingent upon the consummation of the concurrent Private Placements.

        JSC VTB Capital is the investment banking business of VTB Group, a Russian bank and global provider of financial services. Alexei Yakovitsky, the CEO and a member of the board of directors of JSC VTB Capital, has served as a member of our Board of Directors since December 2019 as one of the initial "Designated Directors," subject to removal and re-appointment by the Public Interest Foundation. See "Item 4. Information on the Company—Governance Structure" of our Annual Report on Form 20-F for the year ended December 31, 2019, incorporated by reference herein. Mr. Yakovitsky recused himself from all deliberations and decisions of our Board of Directors in connection with the concurrent Private Placements.

        Ervington Investments Limited is a company incorporated in the Republic of Cyprus whose ultimate beneficiary is Roman Abramovich.

        Treliscope Limited is a company incorporated in the Republic of Cyprus whose ultimate beneficiaries are Alexander Abramov and Alexander Frolov.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following tables summarize our consolidated financial data. We have derived the summary consolidated statement of income data for the years ended December 31, 2017, 2018 and 2019 from our audited consolidated financial statements included in our Form 20-F for the year ended December 31, 2019 incorporated by reference herein. We have derived the summary consolidated statement of income data for the three months ended March 31, 2019 and 2020 and our balance sheet data as of March 31, 2020 from our unaudited condensed consolidated financial statements included in our Current Report on Form 6-K filed on June 23, 2020 incorporated by reference herein. The unaudited interim condensed consolidated financial statements reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of the results of the unaudited interim periods. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results for the three months ended March 31, 2020 are not necessarily indicative of the results expected for the full fiscal year.

        Ruble amounts presented as of and for the year ended December 31, 2019 have been translated into U.S. dollars at a rate of RUB 78.8493 to $1.00, the official exchange rate quoted as of March 25, 2020 by the Central Bank of the Russian Federation. Ruble amounts presented as of and for three months ended March 31, 2020 have been translated into U.S. dollars at a rate of RUB 68.6745 to $1.00, the official exchange rate quoted as of June 10, 2020 by the Central Bank of the Russian Federation. March 25, 2020 and June 10, 2020 were the most recent practicable dates to the dates of the release of the audited consolidated financial statements for the year ended December 31, 2019 and unaudited condensed consolidated financial statements for the three-month period ended March 31, 2020 and were used for convenience translation of ruble-denominated amounts in the respective financial statements due to significant changes of exchange rates subsequent to the reporting dates December 31, 2019 and March 31, 2020, respectively. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of Russian rubles at the dates indicated and have been provided solely for the convenience of the reader.

        The following summary consolidated financial data should be read in conjunction with the sections titled "Operating and Financial Review and Prospects" in our Form 20-F and our consolidated financial statements and related notes incorporated by reference herein.

(In millions, except share and per share data)

	Year ended December 31,				Three months ended March 31,
	2017*	2018*	2019	2019	2019	2020	2020
	RUB	RUB	RUB	$	RUB	RUB	$
Consolidated statements of income data:
Revenues	94,054	127,657	175,391	2,224.4	37,284	47,003	684.4
Operating costs and expenses:
Cost of revenues(1)	23,952	35,893	55,788	707.5	11,585	16,235	236.4
Product development(1)	18,866	22,579	29,209	370.4	7,207	7,928	115.4
Sales, general and administrative(1)	27,155	36,206	50,155	636.1	10,420	13,542	197.2
Depreciation and amortization	11,239	12,137	14,777	187.4	3,257	4,010	58.4
Goodwill impairment	—	—	762	9.7	—	—	—

Total operating costs and expenses	81,212	106,815	150,691	1,911.1	32,469	41,715	607.4

Income from operations	12,842	20,842	24,700	313.3	4,815	5,288	77.0
Interest income	2,909	3,382	3,315	42.0	827	728	10.6
Interest expense	(897)	(945)	(74)	(0.9)	(1)	(225)	(3.3)
Effect of Yandex.Market deconsolidation	—	28,244	—	—	—	—	—
Income/(loss) from equity method investments	353	(194)	(3,886)	(49.3)	(638)	(1,106)	(16.1)
Other income/(loss), net(2)	(1,110)	1,130	(1,200)	(15.2)	(235)	4,521	65.8

Income before income tax expense	14,097	52,459	22,855	289.9	4,768	9,206	134.0
Income tax expense	5,016	8,201	11,656	147.9	2,214	3,711	54.0

Net income	9,081	44,258	11,199	142.0	2,554	5,495	80.0

Net loss attributable to noncontrolling interests	120	1,726	1,627	20.6	398	366	5.3

Net income attributable to Yandex N.V.	9,201	45,984	12,826	162.6	2,952	5,861	85.3

Net income per Class A and Class B share:
Basic	28.33	140.77	39.21	0.50	9.08	17.76	0.26

Diluted	27.77	137.20	38.21	0.48	8.87	17.33	0.25

Weighted average number of Class A and Class B shares outstanding:
Basic	324,747,888	326,667,118	327,127,314	327,127,314	325,140,744	330,099,251	330,099,251
Diluted	331,243,961	335,162,062	335,428,137	335,428,137	332,713,737	337,591,226	337,591,226

(1)
These balances exclude depreciation and amortization expenses, which are presented separately, and include share-based compensation expenses of:

	Year ended December 31,				Three months ended March 31,
	2017	2018	2019	2019	2019	2020	2020
	RUB	RUB	RUB	$	RUB	RUB	$
Cost of revenues	178	180	293	3.7	68	76	1.1
Product development	2,477	4,450	6,294	79.8	1,933	1,682	24.5
Sales, general and administrative	1,538	1,922	3,268	41.5	688	993	14.5
(2)
A major component of other income/(loss), net is foreign exchange gains and losses generally resulting from changes in the value of the U.S. dollar compared with the Russian ruble. Because the functional currency of our operating subsidiaries in Russia is the Russian ruble, changes in the ruble value of these subsidiaries' monetary assets and liabilities that are denominated in other currencies (primarily U.S. dollar-denominated cash, cash equivalents and term deposits maintained in Russia) due to exchange rate fluctuations are recognized as foreign exchange gains or losses in our statement of income. For example, in 2019, other loss, net includes RUB 1,294 million of foreign exchange losses arising mainly from the appreciation of the Russian ruble compared to the U.S. dollar in that year. In 2018, other income, net included a RUB 1,169 million gain arising mainly from the significant depreciation of the Russian ruble compared to the U.S. dollar in that year. Although the U.S. dollar value of our U.S. dollar denominated cash, cash equivalents and term deposits are not impacted by these currency fluctuations, they result in upward and downward revaluations of the ruble equivalent of these U.S. dollar denominated monetary assets.

*
Restated to reflect adoption of ASC 842 Leases, which requires the recognition of right-of-use assets and lease liabilities for operating leases.

	December 31, 2019	March 31, 2020	March 31, 2020
	RUB	RUB	$
Consolidated balance sheet data:
Cash and cash equivalents	56,415	125,142	1,822.2
Term deposits (current and non-current)	31,891	72,050	1,049.2
Total assets	291,126	390,948	5,692.8
Total current liabilities	46,540	47,699	694.6
Total liabilities	61,691	145,517	2,118.9
Redeemable noncontrolling interests	14,246	14,235	207.3
Total shareholders' equity	215,189	231,196	3,366.6

RISK FACTORS

        Investing in our Class A shares involves a high degree of risk. Our business, prospects, financial condition or operating results could be materially adversely affected by the risks identified below, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Class A shares could decline due to any of these risks, and you may lose all or part of your investment. Before deciding whether to invest in our Class A shares, you should consider carefully the risk factors discussed below and those contained in the section entitled "Risk Factors" contained in our Annual Report on Form 20-F for the year ended December 31, 2019, as filed with the SEC, which is incorporated herein by reference in its entirety, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering and the concurrent Private Placements, and may not use the proceeds effectively.

        We have not designated any amount of the net proceeds from this offering and the concurrent Private Placements to be used for any particular purpose. Our management will have broad discretion as to the application of the net proceeds from this offering and the concurrent Private Placements and could use them for purposes other than those contemplated at the time of the offering or in a manner that does not effectively maximize value for our shareholders. Our management's use of the net proceeds may not increase the market value of our Class A shares.

The novel coronavirus ("COVID-19") pandemic and the impact of actions to mitigate the pandemic has adversely impacted and could continue to adversely impact our business, financial condition and results of operations.

        In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. In an attempt to limit the spread of the virus, governments in the jurisdictions in which we operate implemented various restrictions, including school and business closings, quarantines, restrictions on travel, limitations on social or public gatherings, and other social distancing measures, which have, and may continue to have, an adverse impact on our business, financial condition and results of operations. The impact of the pandemic on our business, financial condition and results of operations could include, but is not limited to, the reduction in demand for our ride-hailing business, a decline in advertising and other revenues as advertising and consumer spending decline due to the economic downturn and a corresponding decline in customer demand, supply chain constraints such that we cannot procure the servers and other technology infrastructure needed to deliver our services to our users and customers, and the potential that increased demand for bandwidth as a result of social distancing measures could result in reduction of quality or curtailment of search and internet services.

        Furthermore, as a result of the COVID-19 pandemic, we have asked that all employees who are able to do so work remotely, and it is possible that widespread remote work arrangements could have a negative impact on our operations, the execution of our business plans, and productivity and availability of key personnel and other employees necessary to conduct our business, and of third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees' ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in consumer privacy, IT security and fraud risks, and our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the

COVID-19 pandemic, may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.

        The COVID-19 pandemic and the requirements to take action to mitigate the spread of the pandemic, has and will likely continue to impact our ability to carry out our business as usual and may materially adversely impact global economic conditions, our business, financial condition and results of operations. The extent of the impact of the pandemic on our business and financial results will depend largely on future developments, including the duration of the spread of the outbreak in the jurisdictions in which we operate, the impact on capital and financial markets, foreign currency exchange rates and governmental or regulatory orders that impact our business, all of which are highly uncertain and cannot be predicted. Additionally, concerns over the economic impact of the COVID-19 pandemic have caused extreme volatility in financial markets, which has and may continue to adversely impact our stock price and our ability to access capital markets. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in the "Risk Factors" contained in our Annual Report on Form 20-F for the year ended December 31, 2019. Any of the foregoing factors, or other cascading effects of the pandemic that are not currently foreseeable, could adversely impact our business, financial condition and results of operations.

This offering is not contingent on the consummation of the concurrent Private Placements or the Sberbank Transactions, and there is no assurance that the concurrent Private Placements or the Sberbank Transactions will be completed.

        The consummation of the concurrent Private Placements is contingent on the closing of this offering and the satisfaction of certain other customary closing conditions. There is no assurance that the concurrent Private Placements will be completed or, if completed, on what terms they will be completed. The consummation of this offering is not contingent upon the consummation of the concurrent Private Placements. Accordingly, if you decide to purchase our Class A shares in this offering, you should be willing to do so whether or not we complete the concurrent Private Placements.

        The Sberbank Transactions are conditional upon one another and are subject to customary conditions to closing, including regulatory approvals. In the event that conditions precedent are not satisfied, we may be unable to complete the Sberbank Transactions and may incur associated transaction costs. There can be no assurance that the Sberbank Transactions will close in the time period or on the terms described herein or at all, and the consummation of this offering is not contingent upon the consummation of the Sberbank Transactions.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference herein and therein, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements can generally be identified as such because the context of the statement may include words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "will," "may" or other words that convey judgments about future events or outcomes. Forward-looking statements in this prospectus supplement, the accompanying prospectus, and free writing prospectus we may prepare in connection with this offering or in the documents incorporated by reference may include statements about:

  •
  the impact of macroeconomic and geopolitical developments in our markets, including the economic, social and political impact of the current COVID-19 pandemic;

  •
  the consummation of the concurrent Private Placements and the Sberbank Transactions;

  •
  future legislation relating to limitations on foreign ownership in the countries in which we operate;

  •
  the expected growth of the internet search and advertising markets and the number of internet and broadband users in the countries in which we operate;

  •
  future regulation of our technology services by the applicable government authorities, including with respect to operational requirements and governance;

  •
  competition in the internet search market in the countries in which we operate;

  •
  our anticipated growth and investment strategies;

  •
  our future business development, results of operations and financial condition;

  •
  expected changes in our margins and certain cost or expense items in absolute terms or as a percentage of our revenues;

  •
  our ability to attract and retain users, advertisers and partners; and

  •
  future advertising supply and demand dynamics.

        The forward-looking statements included in this prospectus supplement, the accompanying prospectus, and free writing prospectus we may prepare in connection with this offering or in the documents incorporated by reference are subject to risks, uncertainties and assumptions. Our actual results of operations may differ materially from those stated in or implied by such forward-looking statements as a result of a variety of factors, including those described under "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus.

        We operate in an evolving environment. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $391.1 million from the issuance and sale of Class A shares in this offering, after deducting underwriting discounts, commissions and estimated expenses payable by us, and approximately $599.6 million from the concurrent Private Placements. If the underwriter exercises its option to purchase additional Class A shares in full, we estimate that the net proceeds to us from this offering will increase to approximately $449.9 million, after deducting underwriting discounts, commissions and estimated expenses payable by us.

        We intend to use the proceeds from the proposed public offering and concurrent private placement to maintain financial flexibility and fund our future growth and strategic opportunities across multiple sectors, including e-commerce.

        This expected use of the net proceeds from this offering and the concurrent Private Placements represents our intentions based upon our current plans and business conditions. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds from this offering and the concurrent Private Placements or the amounts that we will actually spend on the use set forth above. The amount and timing of our actual expenditures depend on several factors, including those factors described under "Risk Factors" in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents, short-term investments and capitalization as of March 31, 2020:

  •
  on an actual basis, and

  •
  on an as adjusted basis to give effect to our issuance and sale of 8,121,287 Class A shares in this offering at the offering price of $49.25 per share and an aggregate of 12,182,739 Class A shares in the concurrent Private Placements at the offering price of $49.25 per share, for aggregate net proceeds of approximately $991.1 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31, 2020
	Actual	As adjusted
	(In millions of RUB, except share and per share data)
Cash and cash equivalents	125,142	202,179
Term deposits	72,050	72,050

Convertible debt	86,029	86,029
Shareholders' equity:
Priority share: €1.00 par value; shares authorized(1); shares issued(1); shares outstanding(1)	—	—
Ordinary shares: par value (Class A €0.01, Class B €0.10 and Class C €0.09); shares authorized (Class A: 500,000,000, Class B: 37,138,658 and Class C: 37,748,658); shares issued (Class A: 294,478,655, Class B: 37,137,658, and Class C: 1,000); shares outstanding (Class A: 290,544,563, Class B: 37,137,658, and Class C: nil)	262	279
Preference shares: €0.01 par value; nil shares authorized, issued and outstanding	—
Treasury shares at cost (Class A: 3,934,092, Priority share: nil)	(5,730)	(5,730)
Additional paid-in-capital	74,074	151,094
Accumulated other comprehensive loss	13,155	13,155
Retained Earnings	127,697	127,697
Total equity attributable to Yandex N.V.	209,458	286,495

Noncontrolling interests.	21,738	21,738

Total shareholders' equity / capitalization	231,196	308,233

        U.S. dollar amounts presented above were translated to RUB for the purposes of calculating "as adjusted" information using the exchange rate of RUB 77.7325 to $1.00 as of March 31, 2020.

MATERIAL U.S. FEDERAL INCOME TAX AND DUTCH TAX CONSIDERATIONS

Material Dutch Tax Considerations

        The information set out below is a general summary of the material Dutch tax consequences in connection with the acquisition, ownership and transfer of our Class A shares. The summary does not purport to be a comprehensive description of all the Dutch tax considerations that may be relevant for a particular holder of our Class A shares, who may be subject to special tax treatment under any applicable law, and this summary is not intended to be applicable in respect of all categories of holders of the Class A shares. In particular, this summary is not applicable in respect of any holder who is, is deemed to be or is treated as a resident of the Netherlands for Dutch tax purposes nor to a holder that holds, alone or together with his partner, whether directly or indirectly, the ownership of, or certain other rights over, shares representing 5% or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of shares), or rights to acquire shares, whether or not already issued, that represent at any time 5% or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of shares) or the ownership of, or certain other rights over, profit participating certificates that relate to 5% or more of the annual profit and/or to 5% or more of our liquidation proceeds. Such interest in our Class A shares is further referred to as a Substantial Interest (aanmerkelijk belang).

        Please note that under Dutch tax law an individual is considered as a holder of Class A shares as well if he/she is deemed to hold an interest in the Class A shares pursuant to the attribution rules of article 2.14a of the Dutch Income Tax Act 2001, with respect to property that has been segregated, for instance in a trust or a foundation.

        The summary is based upon the tax laws of the Netherlands as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions of the Netherlands and its taxing and other authorities available on or before such date and now in effect. All references in this summary to the Netherlands and Dutch law are to the European part of the Kingdom of The Netherlands and its law, respectively, only. All of the foregoing is subject to change, which could apply retroactively and could affect the continuing validity of this summary. As this is a general summary, we recommend that investors or shareholders consult with their own tax advisors as to the Dutch or other tax consequences of the acquisition, ownership and transfer of our Class A shares, including, in particular, the application to their particular situations of the tax considerations discussed below.

        Our company currently takes the view that it is a resident of the Netherlands for tax purposes, including for purposes of tax treaties concluded by the Netherlands, and this summary so assumes. For the purposes of this summary, reference to a holder of Class A shares is a reference to the beneficial owner of Class A shares and any dividends (as defined below) received or realized with respect to such shares.

Dividend Withholding Tax

General.

        Dividends paid on the Class A shares to a holder of such shares are generally subject to Dutch dividend withholding tax at a rate of 15%. The term "dividends" for this purpose includes, but is not limited to:

  •
  distributions in cash or in kind, deemed and constructive distributions, and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

  •
  liquidation proceeds, proceeds of redemption of shares or, generally, consideration for the repurchase of shares in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

  •
  the par value of shares issued to a shareholder or an increase of the par value of shares, as the case may be, to the extent that it does not appear that a contribution to the capital recognized for Dutch dividend withholding tax purposes was made or will be made; and

  •
  partial repayment of paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), within the meaning of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965), unless the general meeting of our shareholders has resolved in advance to make such a repayment and provided that the par value of the shares concerned has been reduced by a corresponding amount by way of an amendment of our articles of association.

        Generally, we are responsible for the withholding of taxes at source and the remittance of the amounts withheld to the Dutch tax authorities; the dividend withholding tax will not be for our account.

        If we have received a profit distribution from a foreign subsidiary located (a) in a jurisdiction with which the Netherlands has concluded a treaty for the avoidance of double taxation or (b) in Bonaire, St. Eustatius, Saba, Aruba, Curacao or St. Maarten, in which subsidiary we hold at least 25% of the nominal paid-up capital or if the relevant tax treaty therein provides, we hold at least 25% of the voting rights, which distribution is exempt from Dutch corporate income tax and has been subject to a foreign withholding tax of at least 5%, we are not required to transfer to the Dutch tax authorities the full amount of Dutch dividend withholding tax in respect of dividends distributed by our company. The amount that does not have to be transferred to the Dutch tax authorities can generally not exceed the lesser of (i) 3% of the portion of the dividends distributed by our company that is subject to Dutch dividend withholding tax; and (ii) 3% of the profit distributions our company received from qualifying foreign subsidiaries in the calendar year in which our company distributes the dividends (up to the moment of such dividend distribution) and the two previous calendar years; further limitations and conditions apply.

        The amount of Dutch withholding tax that we may retain reduces the amount of dividend withholding tax that we are required to pay to the Dutch tax authorities, but does not reduce the amount of tax we are required to withhold from dividends paid to a holder of our Class A shares. Upon request, a holder of our Class A shares will be notified by our company of the amount of the Dutch withholding tax that was retained by us.

Non-residents of the Netherlands (including but not limited to U.S. holders).

        The following is a description of the material Dutch tax consequences of holders of our Class A shares who under certain circumstances may not be subject to the above described 15% Dutch dividend withholding tax.

        Entities (i) that are resident in another EU Member State, in a State of the European Economic Area (the "EEA") i.e. Iceland, Norway and Liechtenstein, or a country outside the EU/EEA which has an arrangement for the exchange of tax information with the Netherlands; and (ii) that are not subject to taxation by reference to profits in such State, in principle have the possibility to obtain a full refund of Dutch dividend withholding tax, provided such entities would not have been subject to Dutch corporate income tax either had they been resident within the Netherlands, and provided further that such entities do not perform a similar function to that of a tax exempt investment institutions or fiscal investment institutions as referred to in the Dutch Corporate Income Tax Act 1969, and with respect to entities resident in a country outside the EU/EEA which has an arrangement for the exchange of tax information with the Netherlands, provided such entities hold their Class A shares as a portfolio investment, i.e. such shares are not held with a view to the establishment or maintenance of lasting and direct economic links between such holder of Class A shares and our company, and these shares do not allow such holder to effectively participate in the management or control of our company.

        Further, a holder of Class A shares who is resident in another EU Member State or in a State of the EEA i.e. Iceland, Norway and Liechtenstein, in principle has the possibility to obtain a refund of Dutch dividend withholding tax, provided that (i) such dividends are not taxable with the holder of Class A shares for personal income tax purposes or corporate income tax purposes and (ii) insofar the Dutch dividend withholding tax exceeds the amount of personal income tax or corporate income tax that would have been due had the holder of Class A shares been resident in the Netherlands, and with respect to a holder of Class A shares resident in a country outside the EU/EEA which has an arrangement for the exchange of tax information with the Netherlands, provided the Class A shares are held by such holder as a portfolio investment, i.e. such shares are not held with a view to the establishment or maintenance of lasting and direct economic links between such holder of Class A shares and our company, and these shares do not allow such holder to effectively participate in the management or control of our company.

        A holder of Class A shares who is considered to be a resident of the United States and is entitled to the benefits of the 1992 Double Taxation Treaty between the United States and the Netherlands (a "U.S. holder"), as amended most recently by the Protocol signed March 8, 2004 (the "Treaty") will generally be subject to Dutch dividend withholding tax at the rate of 15% unless such U.S. holder is an exempt pension trust as described in article 35 of the Treaty, or an exempt organization as described in article 36 of the Treaty.

        U.S. holders that are exempt pension trusts or exempt organizations as described in articles 35 and 36, respectively, of the Treaty may qualify for an exemption from Dutch withholding tax and may generally claim (i) in the case of an exempt pension trust full exemption at source by timely filing two completed copies of form IB 96 USA signed by the U.S. holder accompanied with U.S. form 6166 (as issued by the U.S. Internal Revenue Service and valid for the relevant tax year) or (ii) in the case of either an exempt pension trust or an exempt organization a full refund by filing through the withholding agent as mentioned in article 9 of the Dutch Dividend Withholding Tax Act 1965 (which is generally the company) one of the following forms signed by the U.S. holder within three years after the end of the calendar year in which the withholding tax was levied:

  •
  if the U.S. holder is an exempt pension trust as described in article 35 of the Treaty: two completed copies of Form IB 96 USA accompanied with U.S. Form 6166 as issued by the U.S. Internal Revenue Service valid for the relevant tax year; and

  •
  if the U.S. holder is an exempt organization as described in article 36 of the Treaty: two completed copies of Form IB 95 USA accompanied with U.S. Form 6166 as issued by the U.S. Internal Revenue Service, valid for the relevant tax year.

Taxes on Income and Capital Gains

General.

        The description of taxation set out in this section of this prospectus supplement is not intended for any holder of Class A shares who is:

  •
  an individual for whom the income or capital gains derived from the Class A shares are attributable to employment activities the income from which is taxable in the Netherlands; or

  •
  an individual who or an entity which holds, or is deemed to hold, a Substantial Interest in our company (as defined above).

Non-residents of the Netherlands (including, but not limited to, U.S. holders).

        A Non-Resident of the Netherlands who holds Class A shares is generally not subject to Dutch income or corporate income tax (other than dividend withholding tax described above) on the income and capital gains derived from the Class A shares, provided that:

  •
  such Non-Resident of the Netherlands does not derive profits from an enterprise or deemed enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder) which enterprise is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands or effectively managed in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the Class A shares are attributable or deemed attributable;

  •
  in the case of a Non-Resident of the Netherlands who is an individual, (a) such individual does not carry out any activities in the Netherlands with respect to the Class A shares that exceed ordinary active asset management (normaal vermogensbeheer), (b) the benefits derived from such Class A shares are not intended as remuneration for activities performed by a holder of Class A shares or by a person connected to such holder as meant by article 3.92b paragraph 5 of the Dutch Income Tax Act 2001 and (c) such individual does not derive income or capital gains from the Class A shares that are taxable as benefits from "other miscellaneous activities" in the Netherlands (resultaat uit overige werkzaamheden in Nederland);

  •
  in the case of a Non-Resident of the Netherlands which is an entity, it is neither entitled to a share in the profits of an enterprise effectively managed in the Netherlands, nor co-entitled to the net worth of such enterprise, other than by way of the holding of securities, to which enterprise the Class A shares or payments in respect of the Class A shares are attributable; and

  •
  in the case of a Non-Resident of the Netherlands who is an individual, such individual is not entitled to a share in the profits of an enterprise effectively managed in the Netherlands, other than by way of the holding of securities to which enterprise the Class A shares or payments in respect of Class A shares are attributable.

        A U.S. holder that is entitled to the benefits of the Treaty and whose Class A shares are not attributable to a Dutch enterprise or deemed enterprise, will generally not be subject to Dutch taxes on any capital gain realized on the disposal of such Class A shares.

Gift, Estate or Inheritance Taxes

        No Dutch gift, estate or inheritance taxes will arise on the transfer of Class A shares by way of a gift by, or on the death of, a holder of Class A shares who is neither resident nor deemed to be resident in the Netherlands, unless in the case of a gift of the Class A shares by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands (i) such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands; or (ii) the gift of the Class A shares is made under a condition precedent and the holder of these shares is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

        For purposes of Dutch gift, estate and inheritance taxes, an individual who holds the Dutch nationality will be deemed to be resident in the Netherlands if he or she has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his or her death. Additionally, for purposes of Dutch gift tax, an individual not holding the Dutch nationality will be deemed to be resident in the Netherlands if he or she has been resident in the Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency.

Value-Added Tax

        There is no Dutch value-added tax payable in respect of payments in consideration for the acquisition, ownership or transfer of the Class A shares.

Other Taxes and Duties

        There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar documentary tax or duty payable in the Netherlands by a holder of Class A shares in respect of payments in consideration for the acquisition, ownership or transfer of the Class A shares.

Residence

        Other than as set forth above, a holder of Class A shares will not become or be deemed to become a resident of the Netherlands, nor will a holder of Class A shares otherwise become subject to taxation in the Netherlands, solely by reason of the acquisition and holding the Class A shares.

Material U.S. Federal Income Tax Considerations

        The following summary of the material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of our Class A shares is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase our Class A shares. This summary is based on current provisions of the Internal Revenue Code, existing, final, temporary and proposed United States Treasury Regulations, administrative rulings and judicial decisions, in each case as available on the date of this prospectus supplement. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

        This section summarizes the material U.S. federal income tax considerations relevant to U.S. holders, as defined below, of Class A shares. This summary addresses only the U.S. federal income tax considerations for U.S. holders that hold the Class A shares as capital assets. This summary does not address all U.S. federal income tax matters that may be relevant to a particular U.S. holder, nor does it address any state, local or foreign tax matters or matters relating to any U.S. federal tax other than the income tax. Each investor should consult its own professional tax advisor with respect to the tax consequences of the purchase, ownership and disposition of the Class A shares. This summary does not address tax considerations applicable to a holder of Class A shares that may be subject to special tax rules including, without limitation, the following:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers or traders in securities, currencies, or notional principal contracts;

  •
  tax-exempt entities;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  traders that elect to mark to market;

  •
  persons that hold the Class A shares as part of a wash sale, hedge, straddle, conversion, constructive sale or similar transaction;

  •
  persons that hold the Class A shares through partnerships or certain other pass-through entities;

  •
  persons that own (or are deemed to own) 10% or more of our shares by either vote or value

  •
  U.S. expatriates;

  •
  persons subject to special tax accounting rules as a result of any item of gross income with respect to the Class A shares being taken into account in an applicable financial statement; and

  •
  persons that have a "functional currency" other than the U.S. dollar.

        Further, this summary does not address alternative minimum tax consequences or indirect effects on the holders of equity interests in entities that own our Class A shares. In addition, this discussion does not consider the U.S. tax considerations relevant to non-U.S. holders of Class A shares.

        For the purposes of this summary, a "U.S. holder" is a beneficial owner of Class A shares that is, for U.S. federal income tax purposes:

  •
  an individual who is either a citizen or resident of the United States;

  •
  a corporation, created or organized in or under the laws of the United States or any state of the United States or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (a) a court within the United States is able to exercise primary supervision over its administration and one or more "United States persons," within the meaning of the Internal Revenue Code, have the authority to control all of the substantial decisions of such trust or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        If a partnership holds Class A shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

        We will not seek a ruling from the U.S. Internal Revenue Service ("IRS") with regard to the U.S. federal income tax treatment of an investment in our Class A shares, and we cannot assure you that that the IRS will agree with the conclusions set forth below.

Distributions

        Subject to the discussion under "Passive foreign investment company considerations" below, the gross amount of any distribution (including any amounts withheld in respect of Dutch withholding tax) actually or constructively received by a U.S. holder with respect to Class A shares will be taxable to the U.S. holder as a dividend to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder's adjusted tax basis in the Class A shares. Distributions in excess of our current and accumulated earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as capital gain from the sale or exchange of property and taxed as described below under "Sale or other disposition of Class A shares". However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution will be reported as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution. The U.S. holder will not be eligible for any dividends-received deduction in respect of the dividend otherwise allowable to corporations.

        Under the Internal Revenue Code, qualified dividends received by certain non-corporate U.S. holders (i.e. individuals and certain trusts and estates) currently are subject to a maximum income tax rate of 20%. This reduced income tax rate is applicable to dividends paid by "qualified foreign corporations" to such non-corporate U.S. holders that meet the applicable requirements, including a minimum holding period (generally, at least 61 days during the 121-day period beginning 60 days before the ex-dividend date). We believe that we are a qualified foreign corporation under the Internal Revenue Code. Accordingly, dividends paid by us to non-corporate U.S. holders with respect to Class A shares that meet the minimum holding period and other requirements are expected to be treated as "qualified dividend income." However, dividends paid by us will not qualify for the 20% U.S. federal income tax rate cap if we are treated, for the tax year in which the dividends are paid or the preceding tax year, as a "passive foreign investment company" for U.S. federal income tax purposes, as discussed below. Dividends paid by us that are not treated as qualified dividends will be taxable at the normal (and currently higher) ordinary income tax rates, except to the extent that they are taxable otherwise if we are a passive foreign investment company as described below.

        Dividends received by a U.S. holder with respect to Class A shares generally will be treated as foreign source income for the purposes of calculating that holder's foreign tax credit limitation. Subject to applicable conditions and limitations, and subject to the discussion in the next two paragraphs, any Dutch income tax withheld on dividends paid to a U.S. holder may be deducted from taxable income or credited against such U.S. holder's U.S. federal income tax liability. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us generally will constitute "passive category income."

        A "United States person," within the meaning of the Internal Revenue Code, that is an individual, an estate or a nonexempt trust is generally subject to a 3.8% surtax on the lesser of (i) the United States person's "net investment income" for the year and (ii) the excess of the United States person's "modified adjusted gross income" for that year over a threshold (which, in the case of an individual, will be between $125,000 and $250,000, depending on the individual's U.S. tax filing status). A U.S. holder's net investment income generally will include, among other things, dividends on, and gains from the sale or other taxable disposition of, our Class A shares, unless (with certain exceptions) those dividends or gains are derived in the ordinary course of a trade or business. Net investment income may be reduced by deductions properly allocable thereto; however, the U.S. foreign tax credit may not be available to reduce the surtax.

        Upon making a distribution to shareholders, we may be permitted to retain a portion of the amounts withheld as Dutch dividend withholding tax. See "—Taxation in the Netherlands—Dividend Withholding Tax—General." The amount of Dutch withholding tax that we may retain reduces the amount of dividend withholding tax that we are required to pay to the Dutch tax authorities but does not reduce the amount of tax we are required to withhold from dividends paid to U.S. holders. In these circumstances, it is likely that the portion of dividend withholding tax that we are not required to pay to the Dutch tax authorities with respect to dividends distributed to U.S. holders would not qualify as a creditable tax for U.S. foreign tax credit purposes.

Sale or other disposition of Class A shares

        A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale or exchange of Class A shares in an amount equal to the difference between the amount realized from such sale or exchange and the U.S. holder's tax basis for those Class A shares. Subject to the discussion under "Passive Foreign Investment Company Considerations" below, this gain or loss will be capital gain or loss and will generally be treated as from sources within the United States. Capital gain or loss will be long-term capital gain or loss if the U.S. holder held the Class A shares for more than one year at the time of the sale or exchange; in general, long-term capital gains realized by non-corporate U.S. holders are eligible for reduced rates of tax. The deductibility of losses incurred upon the sale or other disposition of capital assets is subject to limitations.

Passive foreign investment company considerations

        A corporation organized outside the United States generally will be classified as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes in any taxable year in which, after applying the applicable look-through rules, either: (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the average gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. In arriving at this calculation, a pro rata portion of the income and assets of each corporation in which we own, directly or indirectly, at least a 25% interest by value, must be taken into account. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. We believe that we were not a PFIC for any tax year after 2013. Based on estimates of our gross income and the average value of our gross assets, and on the nature of the active businesses conducted by our "25% or greater" owned subsidiaries, we do not believe we are a PFIC in the current taxable year and do not expect to become one in the foreseeable future. However, because our status for any taxable year will depend on the composition of our income and assets and the value of our assets for such year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable year. In particular, the value of our assets may be determined in large part by reference to the market price of our Class A shares, which may fluctuate considerably. If we were a PFIC for any taxable year during which a U.S. holder held Class A shares, gain recognized by the U.S. holder on a sale or other disposition (including a pledge) of the Class A shares would be allocated ratably over the U.S. holder's holding period for the Class A shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for that taxable year. Similar rules would apply to the extent any distribution in respect of Class A shares exceeds 125% of the average of the annual distributions on Class A shares received by a U.S. holder during the preceding three years or the holder's holding period, whichever is shorter. Elections may be available that would result in alternative treatments (such as a mark-to-market treatment) of the Class A shares. In addition, if we are considered a PFIC for the current taxable year or any future taxable year, U.S. holders will be required to file annual information returns for such year, whether or not the U.S. holder disposed of any Class A shares or received any distributions in respect of Class A shares during such year.

Backup Withholding and Information Reporting.

        U.S. holders generally will be subject to information reporting requirements with respect to dividends on Class A shares and on the proceeds from the sale, exchange or disposition of Class A shares that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder is an "exempt recipient" (and, if required, such U.S. holder establishes its exempt status). In addition, certain U.S. holders who are individuals may be required to report to the IRS information relating to their ownership of the Class A shares, subject to certain exceptions (including an exception for shares held in an account maintained by a U.S. financial institution). U.S. holders may be subject to backup withholding (currently at a rate of 24%) on dividends and on the proceeds from the sale, exchange or disposition of Class A shares that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder provides a taxpayer identification number and a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax and the amount of any backup withholding will be allowed as a credit against a U.S. holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Financial Asset Reporting

        Certain U.S. holders are required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts. The Class A shares are expected to constitute foreign financial assets subject to these requirements unless the Class A shares are held in an account at certain financial institutions. U.S. holders should consult their tax advisors regarding the application of these reporting requirements.

UNDERWRITER

        We and Goldman Sachs & Co. LLC have entered into an underwriting agreement with respect to the Class A shares being offered. Subject to certain conditions, Goldman Sachs & Co. LLC has agreed to purchase 8,121,827 of our Class A shares. Goldman Sachs & Co. LLC is the sole underwriter in this offering.

        The underwriter is committed to take and pay for all of the Class A shares being offered, if any are taken, other than the Class A shares covered by the option described below unless and until this option is exercised.

        The underwriter has an option to buy up to an additional 1,218,274 Class A shares from us to cover sales by the underwriter of a greater number of shares than the total number set forth in the table above. It may exercise that option for 30 days.

        The following table shows the per Class A share and total underwriting discounts and commissions to be paid to the underwriter by us. Such amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase 1,218,274 additional Class A shares.

Paid by the Company

	No Exercise	Full Exercise
Per Class A share	$0.97	$0.97
Total	$7,878,172	$9,059,898

        Class A shares sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus. After the initial offering of the Class A shares, the underwriter may change the offering price and the other selling terms. The offering of the Class A shares by the underwriter is subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

        We, our executive officers and directors have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of their Class A shares or securities convertible into or exchangeable for Class A shares during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the underwriter. See "Transfer Restrictions" below for a discussion of certain transfer restrictions.

        In connection with the offering, the underwriter may purchase and sell Class A shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of Class A shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional Class A shares for which the underwriter's option described above may be exercised. The underwriter may cover any covered short position by either exercising its option to purchase additional Class A shares or purchasing Class A shares in the open market. In determining the source of Class A shares to cover the covered short position, the underwriter will consider, among other things, the price of Class A shares available for purchase in the open market as compared to the price at which they may purchase additional Class A shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional Class A shares for which the option described above may be exercised. The underwriter must cover any such naked short position by purchasing Class A shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A shares made by the underwriter in the open market prior to the completion of the offering.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of the company's Class A shares and may stabilize, maintain or otherwise affect the market price of the Class A shares. As a result, the price of the Class A shares may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

        The company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.1 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $10,000.

        The company has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

        Additionally, the Investors in the concurrent Private Placements are subject to additional transfer restrictions with respect to our Class A shares. See "Prospectus Supplement Summary—Concurrent Private Placements" for a discussion of such restrictions.

Selling Restrictions

European Economic Area and United Kingdom

        In relation to each Member State of the European Economic Area and the United Kingdom (each a "Relevant State"), no Class A shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Class A shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Class A shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  (a)
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

  (c)
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Class A shares shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        Each person in a Member State who initially acquires any Class A shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(e) of the Prospectus Regulation. In the case of Class A shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A shares to the public other than their offer or resale in a

Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Class A shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

United Kingdom

        The underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the "FSMA")) received by it in connection with the issue or sale of the Class A shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Class A shares in, from or otherwise involving the United Kingdom.

Canada

        The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

        The Class A shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A shares may not be circulated or distributed, nor may the Class A shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

        Where the Class A shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Class A shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

        Where the Class A shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Class A shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Other Relationships

        The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

        Legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for us by Morgan, Lewis & Bockius UK LLP, London, England. Certain legal matters with respect to Dutch law in connection with the validity of the Class A ordinary shares being offered by this prospectus supplement and other legal matters will be passed upon for us by Van Doorne N.V., Amsterdam, the Netherlands. Latham & Watkins LLP, London, United Kingdom, is U.S. counsel and NautaDutilh N.V., Amsterdam, the Netherlands is Dutch counsel for the underwriter in connection with this offering.

 EXPERTS

        The consolidated financial statements of Yandex N.V. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein and in the registration statement in reliance upon the report of JSC KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to the adoption of Accounting Standard Codification Topic 842, Leases. The audit report on the consolidated financial statements also refers to the translation of the consolidated financial statements as of and for the year ended December 31, 2019 into United States dollars presented solely for the convenience of the reader.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus supplement and the accompanying prospectus are part of the registration statement on Form F-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus supplement and the accompanying prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

        We are subject to the informational requirements of the Exchange Act. Our Annual Report on Form 20-F for the year ended December 31, 2019 and Amendment No. 1 thereto have been filed with the SEC. The Company has also filed current reports with the SEC on Form 6-K. Such reports and other information filed with the SEC are available to the public over the Internet at the SEC's website at http://www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus supplement and the accompanying prospectus. Later information filed with the SEC will update and supersede this information. The SEC's Internet site can be found at http://www.sec.gov.

        We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on April 2, 2020;

  •
  amendment No. 1 to our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on April 2, 2020;

  •
  the information contained in our Current Report on Form 6-K, furnished to the SEC on June 23, 2020; and

  •
  the description of our ordinary shares contained in our registration statement on Form 8-A as filed with the SEC on May 10, 2011, as updated or amended in any amendment or report filed for such purpose.

        All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents.

        We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus supplement and the accompanying prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these filings, at no cost, by writing or telephoning us at the following email address or telephone number: +7 495 974-35-38 askIR@yandex-team.ru.

        In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

PROSPECTUS

Yandex N.V.

Class A Ordinary Shares
Warrants
Debt Securities
Units

        We and/or our selling securityholders may offer and sell from time to time, in one or more offerings, together or separately, Class A ordinary shares, or Class A shares; warrants; debt securities; units or any combination thereof as described in this prospectus. The warrants may be convertible into or exercisable or exchangeable for Class A shares or debt securities, and the debt securities may be convertible into or exchangeable for Class A shares or other debt securities.

        Each time we or any of the selling securityholders offer and sell securities, we or such selling securityholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling securityholders, as well as the amounts, prices and terms of the securities. We will not receive any proceeds from the sale of securities by selling securityholders. You should carefully read this prospectus, any prospectus supplement and any free writing prospectus, as well as any documents incorporated in any of the foregoing by reference, before you invest in our securities. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. A prospectus supplement or any related free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus.

        We have three classes of ordinary shares: Class A shares, Class B shares and Class C shares. Each Class A share is entitled to one vote per share. Each Class B share is entitled to ten votes per share and is convertible at any time into one Class A share and one Class C share. Our Class C shares are issued only to facilitate the conversion of our Class B shares into Class A shares under Dutch law and, for the limited period of time during which they are outstanding, will be voted by the foundation that holds these shares in the same proportion as the votes by holders of our Class A and Class B shares, so as not to influence the outcome of any vote.

        We and/or our selling securityholders may offer and sell our securities to or through one or more agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods, in each case on a continuous or delayed basis. If any third parties are used to sell our securities, we and/or our selling securityholders will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section of this prospectus entitled "Plan of Distribution."

        Our Class A shares trade on the Nasdaq Global Select Market, or Nasdaq, under the symbol "YNDX." On June 22, 2020, the last reported sale price of our Class A shares on Nasdaq was $46.94 per share.

        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS AS WELL AS THOSE CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED IN ANY OF THE FOREGOING BY REFERENCE.

        Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2020.

ABOUT THIS PROSPECTUS

        This prospectus forms part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing an automatic shelf registration process. Under this shelf registration, we and/or our selling securityholders may offer our Class A shares, various series of warrants to purchase Class A shares or debt securities, debt securities, units or any combination thereof, from time to time in one or more offerings. This prospectus only provides you with a general description of the securities that we and/or our selling securityholders may offer. Each time we and/or our selling securityholders offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the specific offering. If any such securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Each such prospectus supplement and any free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and the documents incorporated herein and therein before you invest in our securities. To the extent that statements that we make in this prospectus or any documents incorporated by reference herein are inconsistent with any statement made or incorporated by reference in any applicable prospectus supplement, the statements made or incorporated by reference in the applicable prospectus supplement will be deemed to modify or supersede those statements made in this prospectus and documents incorporated by reference herein.

        Neither we nor any selling securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein or therein, or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or the documents incorporated herein or therein by reference is accurate as of any date other than their respective dates. Our business, financial condition and results of operations may have changed since those dates. It is important for you to read and consider all information contained in this prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, and any related free writing prospectus, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled "Where You Can Find Additional Information" and "Information Incorporated by Reference" in this prospectus. These documents contain important information that you should consider when making your investment decision.

        For investors outside the United States: Neither we nor any selling securityholders have done anything that would permit any offering under this prospectus or possession or distribution of this prospectus or any applicable prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus and any applicable prospectus supplement.

        Unless otherwise specified or required by context, references in this prospectus to "Yandex," the "company," "we," "us," or similar terms are to Yandex N.V. and, as the context requires, its consolidated subsidiaries. Our consolidated financial statements are prepared in accordance with United States generally accepted accounting practices, or GAAP, and are presented in Russian rubles. References in this prospectus to "U.S. dollars" or "$" are to United States dollars.

        This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

        Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, any applicable prospectus supplement or any related free writing prospectus.

 ABOUT THE COMPANY

        We are one of the largest internet companies in Europe. Since 1997, we have delivered world-class, geographically relevant search and locally tailored experiences on all digital platforms, based on our innovative technologies. We operate Russia's most popular search engine. We also provide a number of other services, including market-leading on-demand transportation services, navigation products, classifieds and entertainment services in Russia and other regions, including other countries in the Commonwealth of Independent States, Central Europe, the European Union, Africa and the Middle East. Our goal is to help consumers and businesses better navigate the online and offline worlds.

        We build intelligent products and services powered by machine learning. Our products and services are based on complex, unique technologies that are not easily replicated. Benefiting from Russia's long-standing educational focus on mathematics and engineering, we have drawn upon the considerable local talent pool to create a leading technology company.

        We derive a substantial part of our revenues from online advertising. We enable advertisers to deliver targeted, cost-effective ads that are relevant to our users' needs, interests and locations. We serve ads on our own search results and other Yandex webpages, as well as on thousands of third-party websites that make up our Yandex Advertising Network. Through our ad network, we extend the audience reach of our advertisers and generate revenue for both our network partners and us. We offer a variety of ad formats to our advertisers, including performance-based, brand and video advertising formats across different platforms. A few years ago, we embarked on a strategy to diversify our revenue streams and broaden the appeal of our ecosystem. Other revenue streams are growing rapidly and come from our Taxi segment, which includes ride-hailing and food delivery services, classifieds and other initiatives, including music subscription and event tickets sales within our Media Services, as well as Other Bets and Experiments, particularly by our car-sharing business and personalized content feed.

        Our businesses are organized in the following operating segments:

  •
  Search and Portal.  Our Search and Portal segment includes all of our services offered in Russia, Belarus and Kazakhstan, other than those described below. We offer a broad range of world-class, locally relevant search and information services that are free to our users and that enable them to find relevant information quickly and easily.

  •
  Taxi.  Our Taxi segment includes our ride-hailing business (which consists of Yandex.Taxi and Uber in Russia and certain other countries), FoodTech business (including Yandex.Eats, Yandex.Chef and Yandex.Lavka, a hyper local convenience store delivery service) and our Self-Driving Cars business. We provide a multi-mode experience that seamlessly and efficiently satisfies the ride-hailing and FoodTech needs of users in our markets. Our platform enables access to both a wide range of personal mobility services through our ride-hailing offerings, and a variety of food and convenience store delivery services through our FoodTech offerings. On July 14, 2019, MLU B.V., our ride-hailing and FoodTech joint venture with Uber, entered into an agreement to purchase the material intellectual property and call centers of the Vezet group, which operates taxi businesses in more than 100 Russian cities. Completion of the transaction is conditional, among other things, on receipt of a merger control clearance from the Russian Federal Antimonopoly Service ("FAS"). On June 11, 2020, FAS issued a final decision declining to approve the acquisition. We and the sellers are considering potential further steps in connection with the proposed transaction.

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  Classifieds.  Our Classifieds segment includes Auto.ru, Yandex.Realty and Yandex.Jobs.

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  Media Services.  Our Media Services segment includes our entertainment services (Yandex Music, KinoPoisk, Yandex.Afisha and Yandex.TV Program, which, combined, have a monthly audience of more than 50 million people), a subscription service (Yandex.Plus), and a production center (Yandex.Studio). We monetize Media Services through online advertising and transaction revenues, including music and video content subscriptions as well as event tickets sales. Our Media Services are available across different platforms, including Yandex.Station and Yandex.Auto.

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  Other Bets and Experiments.  In addition to our core business and our separate business units, we offer a number of services and products, including experimental ones that represent new business models and what we believe to be good prospects for future development (including Zen, Yandex.Cloud, Yandex.Drive, Geolocation Services and Yandex.Education).

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  E-commerce.  Our E-commerce segment is operated through Yandex.Market, which we have operated as a joint venture with Sberbank of Russia since April 2018. Yandex.Market is one of the most popular internet services in Russia, providing product information, price comparisons and user generated reviews of products and online retailers. In May 2018, Yandex.Market launched in beta the marketplace Beru, a domestic e-commerce platform with first-party and third-party sales, in order to enhance the user shopping experience and provide full-fledged services, allowing users to make purchases across multiple categories. Beru came out of beta in October 2018 featuring 100,000 SKUs and expanded to over 600,000 SKUs by the end of 2019. The daily audience of the marketplace exceeded 1 million users as of the end of 2019.

RISK FACTORS

        Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the risk factors contained in the section entitled "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2019, as filed with the SEC, and any other documents that are incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the sections entitled "Where You Can Find Additional Information" and "Information Incorporated by Reference."

        Our business, prospects, financial condition and operating results could be materially adversely affected by the risks referred to above, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including any supplement to this prospectus and the documents that we incorporate by reference herein, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements can generally be identified as such because the context of the statement may include words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "will," "may" or other words that convey judgments about future events or outcomes. Forward-looking statements in this prospectus, including any supplement to this prospectus and any related free writing prospectus or in the documents incorporated by reference may include statements about:

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  our expectations related to the use of proceeds from any offering made in connection with this prospectus;

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  the impact of macroeconomic and geopolitical developments in our markets, including the economic, social and political impact of the current COVID-19 pandemic;

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  the expected growth of the internet search and advertising markets and the number of internet and broadband users in the countries in which we operate;

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  competition in the internet search market in the countries in which we operate;

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  our anticipated growth and investment strategies;

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  our future business development, results of operations and financial condition;

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  expected changes in our margins and certain cost or expense items in absolute terms or as a percentage of our revenues;

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  our ability to attract and retain users, advertisers and partners; and

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  future advertising supply and demand dynamics.

        The forward-looking statements included in this prospectus, any supplements to this prospectus, any free writing prospectus we may prepare or in the documents incorporated by reference are subject to risks, uncertainties and assumptions. Our actual results of operations may differ materially from those stated in or implied by such forward-looking statements as a result of a variety of factors, including those described under "Risk Factors" and elsewhere in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein.

        We operate in an evolving environment. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CAPITALIZATION

        We intend to include information about our capitalization and indebtedness in each prospectus supplement.

 PLAN OF DISTRIBUTION

        We and/or our selling securityholders may sell our securities from time to time in one or more transactions. We and/or our selling securityholders may sell our securities to or through one or more agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. In some cases, we or dealers acting with us or on our behalf or with our selling securityholders or on their behalf may also purchase our securities and reoffer them to the public. We and/or our selling securityholders may also offer and sell, or agree to deliver, securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

        Agents whom we and/or our selling securityholders designate may solicit offers to purchase our securities.

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  We and/or our selling securityholders will name any agent involved in offering or selling our securities, and disclose any commissions that we and/or our selling securityholders will pay to the agent, in the applicable prospectus supplement.

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  Unless we and/or our selling securityholders indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

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  Agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

        We and/or our selling securityholders may use an underwriter or underwriters in the offer or sale of our securities.

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  If we and/or our selling securityholders use an underwriter or underwriters, we and/or our selling securityholders will execute an underwriting agreement with the underwriter or underwriters at the time that we and/or our selling securityholders reach an agreement for the sale of our securities.

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  We and/or our selling securityholders will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

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  The underwriters will use the applicable prospectus supplement, together with the prospectus, to sell our securities.

        We and/or our selling securityholders may use a dealer to sell our securities.

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  If we and/or our selling securityholders use a dealer, we and/or our selling securityholders will sell our securities to the dealer, as principal.

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  The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

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  We and/or our selling securityholders will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

        One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        We and/or our selling securityholders may directly solicit offers to purchase our securities, and we and/or our selling securityholders may directly sell our securities to institutional or other investors. We will describe the terms of direct sales in the applicable prospectus supplement.

        We and/or our selling securityholders may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

        We and/or our selling securityholders may enter into derivative or hedging transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We and/or our selling securityholders may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

        Agents, underwriters and dealers participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We and/or our selling securityholders may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

        We and/or our selling securityholders may authorize agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

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  If we and/or our selling securityholders use delayed delivery contracts, we and/or our selling securityholders will disclose that we and/or our selling securityholders are using them in the prospectus supplement and will tell you when we and/or our selling securityholders will demand payment and when delivery of our securities will be made under the delayed delivery contracts.

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  These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

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  We and/or our selling securityholders will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

        Unless otherwise specified in connection with a particular underwritten offering of our securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

        Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority, Inc.

        In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we and/or our selling securityholders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business. Underwriters have from time to time in the past provided and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

        We and/or our selling securityholders may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker's transactions, or through broker-dealers acting either as principal or agent, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, prices relating to such prevailing market prices or at negotiated or fixed prices.

        The specific terms of the lock-up provisions, if any, with respect to any given offering will be described in the applicable prospectus supplement.

        The expenses of any offering of our securities will be detailed in the applicable prospectus supplement.

        We and/or our selling securityholders will identify the specific plan of distribution, including any agents, underwriters, dealers, remarketing firms or other third parties and their compensation in a prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

        Yandex N.V. (the "Company") is a Dutch public company with limited liability (naamloze vennootschap), incorporated and existing under Dutch law. Our corporate seat is in Amsterdam, the Netherlands, and our registered office at Schiphol Boulevard 165, 1118BG Schiphol, the Netherlands. The Company is registered with the Dutch Trade Register of the Chamber of Commerce (Kamer van Koophandel) under number 27265167, and the affairs of the Company are governed by its articles of association, as amended, and Dutch law.

        Our authorized share capital amounts to €12,111,246.02 and is divided into 500,000,000 Class A shares, having a nominal value of €0.01 per share, 37,138,658 Class B shares, having a nominal value of €0.10 per share, 37,748,658 Class C shares, having a nominal value of €0.09 per share, and one Priority share, having a nominal value of €1.00. As of March 31, 2020, we had outstanding 290,544,563 Class A shares, 37,137,658 Class B shares, nil Class C shares, and one Priority share.

        Our Class A shares are listed in registered form and such shares are not certificated. We have appointed Computershare Trust Company, N.A. as our agent in New York to maintain part of the shareholders register and to act as transfer agent, registrar and paying agent for the Class A shares. Our Class A shares that are traded on Nasdaq are in book-entry form.

        The material provisions of our articles of association, as amended and as currently in force, and the relevant provisions of Dutch law and the Dutch Corporate Governance Code are summarized below. This summary does not restate our articles of association, as amended or relevant Dutch law in their entirety. Although we believe that this summary contains all of the information about our articles of association, as amended, important to your decision to purchase our Class A shares, it does not include all of the provisions that you may feel are important. It is the articles of association, as amended, and not this summary, that define the rights of holders of our shares (and therefore, the rights of holders of our Class A shares).

        Our articles of association, as last amended by a notarial deed executed on December 23, 2019, are registered at the Dutch Trade Register of the Chamber of Commerce, and an English translation has been filed with the SEC as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2019, incorporated by reference herein.

        As provided in Article 3 of our articles of association, the stated objectives of our Company are:

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  either alone or jointly with others to acquire and dispose of participations or other interests in bodies corporate, companies and enterprises, to collaborate with and to manage such bodies corporate, companies or enterprises;

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  to acquire, manage, turn to account, encumber and dispose of any property, including intellectual property rights, and to invest capital;

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  to supply or procure the supply of money loans, particularly, but not exclusively, loans to bodies corporate and companies which are subsidiaries and/or affiliates of the Company or in which our Company holds any interest, all this subject to the provisions of the articles of association, as amended, as well as to draw or to procure the drawing of money loans;

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  to enter into agreements whereby our Company grants security, commits itself as guarantor or severally liable co-debtor, or declares itself jointly or severally liable with or for others, particularly, but not exclusively, to the benefit of bodies corporate and companies as referred to above; and

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  to do all such things as are incidental or conducive to the above objects or any of them.

Ordinary Shares

        We have three classes of ordinary shares, which vote together as a single class (together with the Priority share) unless otherwise provided by our articles of association or Dutch law: Class A shares, which have one vote per share; Class B shares, which have ten votes per share; and Class C shares, which have nine votes per share. The Class C shares can be issued for the purposes of facilitating the conversion of Class B shares into Class A shares, in accordance with article 4A of the articles of association.

        Under Dutch law, the voting power of shares can, based on their nominal value, vary per class of shares. Our multiple class share structure is designed to give our principal shareholders (e.g. the holders of Class B shares) increased voting power (without increasing their economic interest in our Company), while also providing a means for them to convert their Class B shares into Class A shares that can be transferred or sold, including in the public market.

  Transfer and Conversion of Ordinary Shares

        Due to the fact that the conversion of a Class B share into a Class A share, which Class A share has a lower nominal value than a Class B share, will result in a reduction of our share capital (an event which cannot occur without convening a formal shareholders' meeting), our articles of association provide that each Class B share converts (in defined circumstances) into both one Class A share and one Class C share. The Class C shares are intended to serve as a means of "storing" the part of the nominal value that is released due to the conversion of a Class B share until such time as the Company can repurchase and/or cancel the Class C share. To ensure that all such Class C shares are available for repurchase and/or cancellation, and to assure that they do not affect the outcome of any shareholder vote, all Class C shares are held by the Yandex Conversion Foundation (the "foundation"), a Dutch foundation whose management board members are appointed by the Company. The foundation has agreed to sell any Class C shares it may hold, for no consideration, to us at any time, and not to sell or transfer such Class C shares to any other party. At the first general meeting of shareholders following any such acquisition by the foundation, we seek shareholder approval for the cancellation of the relevant Class C shares. The foundation has also agreed that it will vote any Class C shares it may hold in the same proportion as all other votes are cast at any general meeting of shareholders.

        Our Class B shares are transferable only:

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  To the foundation, upon which time each Class B share converts into one Class A share and one Class C share. The foundation is then obligated to transfer each converted Class A share to the original Class B shareholder, and to transfer the Class C share to us, as described above.

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  To us for the purposes of repurchasing Class B shares.

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  To Permitted Transferees (as defined in the articles of association). Any Class B shares held by an estate or tax planning vehicle will automatically convert into Class A shares two years following the death of the original settlor of such vehicle.

        Our Class A shares and Class C shares are not convertible into any other class of shares in our capital.

  Shareholder Meetings and Voting Rights

        At our shareholders' meetings, each Class A share carries the right to cast one vote, each Class B share carries the right to cast ten votes, and each Class C share carries the right to cast nine votes, though the foundation has agreed with us that it will vote any Class C shares it may hold at any time in the same proportion as all other votes are cast at any general meeting of our shareholders. The Priority share carries the right to cast one hundred votes. The Class A, B and C shares and the Priority share, collectively, vote together as a single class on all matters, including the election of directors, except as otherwise provided in our articles of association, or under Dutch law.

        Our articles of association provide that a separate Class A shareholder approval will be required for:

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  the transfer of our enterprise or substantially all of our enterprise to a third party;

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  the conclusion or cancellation of any long-lasting cooperation by us or a subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to us;

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  the acquisition or disposal of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet in the most recently adopted set of our annual accounts, by us or a subsidiary;

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  entering into of any transaction or series of related transactions by us or a subsidiary involving (i) the payment of an amount in excess of one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto in accordance with the most recently adopted set of our annual accounts, or (ii) the sale of assets with a value in excess of the amount set forth in (i) above; and

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  the issuance of shares in excess of 20% of our issued share capital.

        Each shareholder has a right to attend general meetings of shareholders, either in person or by proxy, and to exercise voting rights in accordance with the provisions of our articles of association. We must hold at least one general meeting of shareholders each year. This meeting must be convened at one of several specified locations in the Netherlands within six months after the end of our financial year. Our board of directors may convene additional general meetings of shareholders as often as it deems necessary, or upon the request to the board of directors of one or more shareholders solely or jointly representing at least 10% of our issued share capital.

        We will give notice of each meeting of shareholders by notice in any manner that we may be required to follow in order to comply with applicable stock exchange requirements. In addition, we will notify registered holders of our shares by letter, cable, telex or fax, or, where permitted or required, by email or other electronic means. We will give this notice no later than the fifteenth day prior to the day of the meeting. As deemed necessary by the board of directors, either the notice will include or be accompanied by an agenda identifying the business to be considered at the meeting or will state that the agenda will be available for shareholders and other persons who are entitled to attend the general meeting of shareholders, at our offices or places of business. From July 1, 2013 onwards, one or more shareholders solely or jointly representing at least 3% of our issued share capital have had the right to request the inclusion of additional items on the agenda of shareholder meetings, provided that such request together with an explanation is received by us no later than 60 days before the day the relevant shareholder meeting is held.

        We are exempt from the proxy solicitation rules under the Exchange Act.

  Board of Directors; Adoption of Annual Accounts

        Pursuant to our articles of association, the board of directors consists of 12 members, of whom no more than two shall be executive director(s) and the other directors will be non-executive directors. Out of the non-executive directors, two will be appointed as so-called "designated directors". Other than in respect of designated directors, the members of our board of directors are appointed by the general meeting of shareholders in respect of which the board of directors shall make a non-binding nomination. If the person nominated by the board of directors is subsequently not appointed by the general meeting of shareholders, the board of directors will be allowed to make a new non-binding nomination.

        The initial two designated directors were nominated by our board of directors and elected by our shareholders in December 2019. With the exception of the initial two designated directors that were nominated by our board of directors, the holder of the Priority share has the right to make binding nominations in respect of two designated directors. The general meeting of shareholders may deprive the nomination of a candidate for designated director of its binding character by means of a resolution adopted by at least two-thirds of the votes cast, such two-thirds majority representing more than 50% of our issued and outstanding capital. If the binding nomination is not deprived of its binding character, the person nominated will be deemed appointed. If the nomination is deprived of its binding character, the holder of the Priority share will be allowed to make a new binding nomination.

        Directors may be removed and/or suspended from office by the general meeting of shareholders. A resolution to remove or suspend a director requires a two-thirds majority of the votes cast in a meeting, such two-thirds majority representing at least 50% of our issued and outstanding share capital. Notwithstanding the foregoing, if the holder of the Priority share approves a resolution by the general meeting of shareholders to suspend or remove a designated director, such resolution of the general meeting of shareholders shall require only a simple majority of the votes cast on the matter.

        Our board of directors must prepare annual accounts for our Company, prepared in accordance with either Dutch generally accepted accounting principles or International Financial Reporting Standards, which must be audited by Dutch auditors. Our board of directors must make these available to the shareholders for inspection at our offices within five months after the end of our fiscal year. Under some special circumstances, Dutch law permits an extension of this period for up to five additional months by approval of the general meeting of shareholders. The board of directors must submit these annual accounts to the shareholders for adoption at a general meeting of shareholders. Within eight days following the adoption of these annual accounts, and not more than 12 months from the end of our fiscal year, we must publish and submit these annual accounts with the Dutch Trade Register of the Chamber of Commerce. We are required to file an annual report on Form 20-F, which must include our audited consolidated financial statements prepared in accordance with GAAP, with the SEC within the prescribed time period after the end of each of our financial years. Based on the Dutch Temporary Act COVID-19 Justice and Safety (Tijdelijke wet COVID-19 Justitie en Veiligheid) our board of directors has resolved to extend the period for the preparation of our annual accounts for the financial year 2019 with a maximum of five months.

        In the performance of its duties, the board of directors is required by Dutch law to consider the interests of Yandex, its shareholders, its employees and other stakeholders.

        When the general meeting of shareholders adopts the annual accounts prepared by the board of directors, it may discharge the members of the board of directors from potential liability with respect to the exercise of their duties during the fiscal year covered by the accounts. This discharge may be given subject to such reservations as the general meeting of shareholders deems appropriate and is subject to a reservation of liability required under Dutch law. Examples of reservations of liability required by Dutch law include: (i) liability of members of boards of directors upon the bankruptcy of a company, and (ii) general principles of reasonableness and fairness. Under Dutch law, a discharge of liability does not extend to matters not properly disclosed to the general meeting of shareholders. The discharge of the board of directors must be a separate item on the agenda of the general meeting of shareholders and the members of the board of directors are not automatically discharged by adoption of the annual accounts. Any meeting of our board of directors may be held at any location, within or outside of the Netherlands.

        Our board of directors may, in accordance with guidelines regarding the director compensation policy adopted by our general meeting of shareholders, establish compensation for the members of the board of directors. The board of directors must submit to the general meeting of shareholders for approval any plan or amendment to any plan awarding shares or the right to subscribe for shares to the directors. We have no requirement that our directors own any of our shares.

        Under our articles of association, a director may not take part in any vote on a subject or transaction in relation to which he or she has a conflict of interest with us. However, under our articles of association, a director with a conflict of interest may continue to represent us.

        Under our articles of association, our board of directors may exercise all the powers of the Company to borrow money or mortgage its property and assets as security for any obligation of the Company or of any third party.

        We have not established a mandatory retirement age for our directors.

  Dividends

        The holders of our ordinary shares and the holder of the Priority share are entitled to such part of our profits for any financial year as remains available after reservation of profits by our board of directors. The holders of our ordinary shares and the holder of the Priority share shall be entitled pari passu to our profits, pro rata to the total number of Class A shares, Class B shares, and Class C shares and/or the Priority share held, provided that out of the profit of any financial year, the holders of Class C shares and the Priority share shall be entitled to a maximum amount equal to 1% of the nominal value of such shares. Although the holders of our Class C shares are technically entitled to such maximum amount, when we declare dividends on our Class A and Class B shares, we intend to repurchase all Class C shares issued upon conversion of our Class B shares before the board of directors resolves to make any dividend distributions such that no dividends would be payable on our Class C shares.

        Additionally, the board of directors has the right to declare interim dividends without the approval of the general meeting of shareholders. We may not pay dividends if the payment would reduce shareholders' equity to an amount less than the aggregate fully paid-up share capital plus the reserves that have to be maintained by law or our articles of association. The amounts available for dividends will be determined based on the statutory accounts of Yandex N.V. prepared under Dutch law, which may differ from our consolidated financial statements.

        The board of directors may decide that dividends are satisfied in whole or in part by the distribution of assets or the issue of shares.

  Issue of Shares; Preemptive Rights

        Upon a written proposal of the board of directors, the general meeting of shareholders may transfer its power to issue shares to the board of directors for a period specified by the general meeting of shareholders, but not exceeding five years. A general meeting of shareholders may renew annually this delegation for additional periods of up to five years. Without this delegation, the general meeting of shareholders has the power to authorize the issuance of shares upon receipt of a written proposal of the board of directors to such effect.

        Any resolution by the general meeting of shareholders to issue shares, other than Class C shares, in excess of 20% of our issued share capital (calculated by nominal value, excluding the Class C shares, on the date of such resolution) or any resolution by the general meeting of shareholders to delegate the authority to issue shares, other than Class C shares, in the excess of 20% of our issued share capital (calculated by nominal value, excluding the Class C shares, on the date of such resolution), requires prior approval from the meeting of holders of Class A shares.

        The holders of our ordinary shares have a pro rata (based on the aggregate nominal value of shares held) preemptive right to subscribe for Class A shares and Class B shares that we issue for cash. No preemptive rights apply in respect to the issue of the Class C shares or the Priority share. The general meeting of shareholders, or the board of directors (if the general meeting of shareholders has delegated such power to the board of directors) may each time in respect of one particular issue of Class A shares and/or Class B shares, resolve to limit or eliminate the preemption right. If the general meeting of shareholders delegates its authority to the board of directors for this purpose, then the board of directors will have the power to limit or eliminate the preemptive rights of shareholders. In the absence of this delegation, the general meeting of shareholders will have the power to limit or eliminate these rights. Such resolution requires the approval of a two-thirds majority of the votes cast in a general meeting of shareholders if less than 50% of our issued share capital is present or represented. Delegations of authority to the board of directors may remain in effect for up to five years and may be annually renewed for additional periods of up to five years.

  Repurchase of Shares

        We may acquire our shares, subject to applicable provisions of Dutch law and of our articles of association, to the extent that:

  •
  our equity capital, reduced by the acquisition price, is not less than the sum of the issued and paid-up capital and the reserves to be maintained pursuant to Dutch law or our articles of association;

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  after the repurchase, at least one issued share in the capital of the Company remains outstanding and is not held by us; and

  •
  after the repurchase, we and our subsidiaries would not hold, or hold as pledgee, shares having an aggregate par value that exceeds 50% of the par value of our issued share capital.

        Our board of directors may direct the Company to repurchase shares only if the general meeting of shareholders has authorized the board of directors to repurchase shares. This authorization may be given for a maximum period of 18 months and should contain the maximum number of shares to be repurchased and a price range. The authorization may be renewed annually.

        We regularly repurchase, for no consideration, any Class C shares that may be issued to the foundation promptly upon the conversion of Class B shares, in which case the above requirements do not apply.

  Reduction of Share Capital

        Upon receipt of a written proposal of the board of directors to this effect, at a general meeting of shareholders, our shareholders may vote to reduce the issued share capital by canceling shares held by us or by reducing the par value of our shares by amendment of the articles of association. In either case, this reduction would be subject to applicable statutory provisions. This includes that a resolution to cancel shares may only relate to (i) shares held by us, or (ii) to all the shares of a particular class, in respect of which the articles of association provide that the same may be cancelled against repayment of their nominal value.

        A resolution for reduction of capital shall require a majority of at least two thirds of the votes cast, if less than 50% of our issued share capital is present or represented at the relevant meeting of shareholders. We seek shareholder approval on a regular basis for the cancellation of any Class C shares that may be issued from time to time following their repurchase by us.

  Limitation on Right to Hold or Vote Shares

        In the event that a party or group of related parties accumulates shares exceeding 10% of our issued and outstanding Class A and Class B shares (taken together), in number or by voting power, without the approval of our board of directors, first, and then the holder of our Priority share, such party or parties will not be entitled to vote any shares at or beyond the stated thresholds. Other than as provided for in our articles of association, relevant provisions of Dutch law do not currently impose any limitations on the right of holders of shares to hold or vote their shares. In particular, there are no limitations either under Dutch law or in our articles of association, on the right of non-residents of the Netherlands to hold or vote their shares. See "Accumulation of Material Shareholdings in Our Company."

  Share Certificates and Transfer

        Subject to the restrictions of our articles of association, and as applicable, any of our shareholders may transfer any or all of his or her Class A shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Our Class B shares are subject to certain limitations on transferability. See "Ordinary Shares—Transfer and Conversion of Ordinary Shares."

        Under Dutch law and our articles of association, any transfer of registered shares requires a written instrument of transfer and a written acknowledgment of that transfer by Yandex N.V., or by the registrar acting in its name. Except when Yandex N.V. is a party to the legal act, the rights attached to the shares may be exercised only after Yandex N.V., or the registrar acting in its name, has acknowledged the legal act or the written instrument has been served on Yandex N.V. in accordance with Dutch law.

  Exchange Controls

        Under existing Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations and similar rules.

Priority Share

        We have authorized and outstanding one Priority share with a nominal value of €1.00. Our articles of association provide that the Priority share may only be held by the Public Interest Foundation or another party that is specifically nominated by our board of directors for this purpose, with a Special Majority (as defined in the articles of association), including the affirmative vote of at least one designated director. The Priority share was held in treasury as of December 31, 2019 and is currently held by the Public Interest Foundation.

        The key rights vested in the Priority share are the rights to approve:

  •
  the accumulation by a party, of shares representing 10% or more, in number or by voting power, of the outstanding Class A and Class B shares (taken together), if the board of directors has otherwise approved such accumulation of shares;

  •
  a decision of the board of directors to sell, transfer or otherwise dispose of all or substantially all of our assets to one or more third parties in any transaction or series of related transactions; and

  •
  to make binding nominations of two designated directors.

        As additional support for the protective rights of the Public Interest Foundation, the Public Interest Foundation holds a special voting interest in Yandex LLC, our principal operating subsidiary in Russia. The special voting interest allows the Public Interest Foundation to temporarily replace the General Director of Yandex LLC in certain exceptional circumstances.

Accumulation of Material Shareholdings in Our Company

        Our articles of association provide our board of directors and the holder of our Priority share with rights to approve the accumulation of legal or beneficial stakes in our Company that exceed certain thresholds. Our articles of association stipulate the consequences for shareholders who exceed the permitted shareholdings without obtaining proper prior approvals. Our board of directors has the right to approve the accumulation by a party, group of related parties or parties acting in concert of the legal or beneficial ownership of shares representing 10% or more, in number or voting power, of our outstanding Class A and Class B shares (taken together). If our board of directors grants its approval of such share accumulation, the matter is then submitted to the holder of our Priority share, which has a further right of approval of such accumulation of shares. In addition, any decision by our board of directors to transfer all or substantially all of our assets to one or more third parties, including the sale of our principal Russian operating subsidiary, is subject to the prior approval of the holder of our Priority share. Any holding, transfer or acquisition by a party, group of related parties or parties acting in concert of the legal or beneficial ownership of Class B shares representing 10% or more, in number or by voting power, of our outstanding Class A and Class B shares (taken together), without the prior approval of our board of directors, first, and then the Priority shareholder, will be null and void. The acquisition of shares in excess of the thresholds permitted by our articles of association, will be subject to certain notification requirements set forth in our articles of association. Failure to comply with those terms would render the transfer of such shares null and void. In addition, the holders of such shares would not be entitled to the dividend or voting rights attached to their excess share.

        Any shareholder who, either alone or acting with other parties, legally or beneficially acquires shares exceeding 5%, 10%, 15%, 20%, 25%, or 30% of our issued and outstanding Class A and Class B shares (taken together), in number or by voting power, (or who holds shares on behalf of a beneficial owner who, to the knowledge of such shareholder, crosses such thresholds), must inform our board of directors within ten business days of such fact. In addition, any shareholder who, either alone or acting with other parties, acquires the legal or beneficial ownership of shares representing 10% or more of our outstanding Class A and Class B shares (taken together), in number or by voting power, (or who holds shares on behalf of a beneficial owner who, to the knowledge of such shareholder, crosses such threshold), is required by our articles of association, to inform our board of directors of the price or prices paid for such excess shares. Any shareholder who fails to comply with these notification requirements will not be entitled to any of the dividend or voting rights that are attached to any of our shares held by such shareholder.

        Our articles of association allow our board of directors to require any shareholder to provide written identification of any beneficial owner of shares that are registered in the name of such shareholder that exceed the above thresholds. Our board may require such proof as it deems reasonably necessary to verify the legal or beneficial ownership of such shares. The shareholder must provide this information to our board of directors within five business days.

        In addition to the restrictions on material shareholding provided for in our articles of association described above, material shareholdings of our shares by non-Russian parties may be limited by the Russian Federal Law "On the Procedure for Foreign Investments in Companies which are Strategically Important for the State Defense and National Security."

Corporate Governance

        We acknowledge the importance of good corporate governance. The Dutch Corporate Governance Code, or the Code, was last amended in 2016. The Code contains both principles and best practice provisions for management boards, supervisory boards, and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards. The Code applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including Nasdaq. Such companies are required under Dutch law to disclose in their Dutch annual reports filed in the Netherlands whether or not they comply with provisions of the Code and, if they do not comply with those provisions, to explain why they deviate from any such provision.

        We have not generally applied the provisions of the Code and we instead generally comply with the applicable corporate governance rules of the SEC and Nasdaq applicable to U.S. domestic issuers.

DESCRIPTION OF SECURITIES

        We and/or our selling securityholders may offer Class A shares, warrants, debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt, units, or any combination thereof from time to time in one or more offerings under this prospectus at prices and on terms to be determined at the time of any offering. This prospectus provides you with a general description of the securities we and/or our selling securityholders may offer. Each time we and/or our selling securityholders offer a type or series of securities under this prospectus, we and/or our selling securityholders will provide a prospectus supplement and/or free writing prospectus that will describe the specific amounts, prices and other important terms of the securities.

Class A Shares

        See "Description of Share Capital" for a description of certain information relating to the rights and benefits attached to our Class A shares, certain provisions of our articles of association, as amended, and the Dutch Corporate Governance Code. Because such description is a summary, it may not contain all of the information important to you. Accordingly, this description is qualified entirely by reference to the description of our share capital and the material terms of our articles of association, as amended, contained in our most recent Annual Report on Form 20-F as updated by other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, together with our articles of association, as amended, a copy of which has been filed as an exhibit to our most recent Annual Report on 20-F. Please see the section of this prospectus entitled "Where You Can Find Additional Information."

Warrants

        We and/or our selling securityholders may issue warrants for the purchase of our Class A shares and/or debt securities in one or more series. We and/or our selling securityholders may issue warrants independently or together with other securities, and the warrants may be attached to or separate from these securities. We urge you to read the applicable prospectus supplement and any free writing prospectus that we and/or our selling securityholders may authorize to be provided to you related to the particular series of warrants being offered, as well as the complete warrant agreements and/or warrant certificates that contain the terms of the warrants. Forms of the warrant agreements and/or forms of warrant certificates containing the terms of the warrants being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

        We and/or our selling securityholders may evidence series of warrants by warrant certificates that we and/or our selling securityholders will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We and/or our selling securityholders will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

        The prospectus supplement relating to any warrants we and/or our selling securityholders offer will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the title of the warrants;

  •
  the offering price and aggregate number of warrants offered;

  •
  the designation, number and terms of the debt securities, Class A shares or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

  •
  the exercise price of the warrants;

  •
  the dates or periods during which the warrants are exercisable;

  •
  the designation and terms of any securities with which the warrants are issued;

  •
  if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

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  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

  •
  any minimum or maximum amount of warrants that may be exercised at any one time;

  •
  any terms relating to the modification of the warrants;

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

  •
  any other specific terms, rights or limitations of or restrictions on the warrants.

        The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Debt Securities

        We and/or our selling securityholders may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We and/or our selling securityholders may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York (without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction), unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). However, since we are a company incorporated and existing under Dutch law, certain aspects of the debt securities may be governed by compulsory provisions of Dutch law, which, if applicable, will be specified in the applicable prospectus supplement and indenture (or post-effective amendment hereto). Each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

        The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the SEC under the Exchange Act as "subsequent filings." The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we and/or our selling securityholders may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations and Dutch tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

        We expect that neither indenture will limit the amount of debt securities that may be issued. The debt securities may be issued in one or more series.

        You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

  •
  the designation, aggregate principal amount and authorized denominations;

  •
  the issue price, expressed as a percentage of the aggregate principal amount;

  •
  the maturity date;

  •
  the interest rate per annum, if any;

  •
  the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

  •
  any optional or mandatory sinking fund provisions or exchangeability provisions;

  •
  the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

  •
  whether the debt securities will be our senior or subordinated securities;

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  whether the obligations under the debt securities will be our secured or unsecured obligations;

  •
  the applicability and terms of any guarantees;

  •
  the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

  •
  if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

  •
  if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

  •
  any events of default not set forth in this prospectus;

  •
  the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

  •
  if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

  •
  whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;

  •
  if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

  •
  if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

  •
  any restrictive covenants or other material terms relating to the debt securities;

  •
  whether the debt securities will be issued in the form of global securities or certificates in registered, dematerialized, or bearer form;

  •
  any listing on any securities exchange or quotation system;

  •
  additional provisions, if any, related to defeasance and discharge of the debt securities; and

  •
  any other special features of the debt securities.

        Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

        Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the debt securities.

        Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. U.S. federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.

Senior Debt

        We and/or our selling securityholders may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We and/or our selling securityholders will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

        We and/or our selling securityholders may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

Covenants

        Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

  •
  our ability to incur either secured or unsecured debt, or both;

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  our ability to make certain payments, dividends, redemptions or repurchases;

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  our ability to create dividend and other payment restrictions affecting our subsidiaries;

  •
  our ability to make investments;

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  mergers and consolidations by us or our subsidiaries;

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  sales of assets by us;

  •
  our ability to enter into transactions with affiliates;

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  our ability to incur liens; and

  •
  sale and leaseback transactions.

Modification and Waiver

Modification of the Indentures

        We expect that each indenture and the rights of the respective holders generally may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. However, we expect that no modification that:

  (1)
  changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

  (3)
  reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

  (4)
  waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

  (5)
  makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

  (6)
  makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

  (7)
  waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms of our debt securities may be modified without the consent of the holders.

Events of Default

        We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

  •
  default in any payment of interest when due that continues for 30 days;

  •
  default in any payment of principal or premium at maturity;

  •
  default in the deposit of any sinking fund payment when due;

  •
  default in the performance of any covenant in the debt securities or the applicable indenture that continues for 60 days after we receive notice of the default;

  •
  default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

  •
  events of bankruptcy, insolvency or reorganization.

        An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

        There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of debt securities.

        We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

        We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

        Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

        The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

        We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

Units

        We and/or our selling securityholders may issue, in one or more series, units consisting of Class A shares, debt securities and/or warrants for the purchase of Class A shares and/or debt securities in any combination. We urge you to read the applicable prospectus supplement and any free writing prospectus that we and/or our selling securityholders may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

        We and/or our selling securityholders will evidence each series of units by unit certificates that we and/or our selling securityholders will issue. Units may be issued under a unit agreement that we and/or our selling securityholders enter into with a unit agent. We and/or our selling securityholders will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

        We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

SELLING SECURITYHOLDERS

        Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus.

 USE OF PROCEEDS

        Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, the net proceeds received by us from our sale of the securities described in this prospectus will be added to our general funds and will be used for our general corporate purposes. From time to time, we may engage in additional public or private financings of a character and amount which we may deem appropriate. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholders.

 TAXATION

U.S. Federal Income Tax Considerations

        Our most recent Annual Report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our Class A shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

Non-U.S. Tax Considerations

        Our most recent Annual Report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material Dutch tax consequences that may be relevant to prospective investors in our Class A shares. The applicable prospectus supplement may also contain information about any non-U.S. tax considerations relating to the securities covered by such prospectus supplement.

 ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        We are a limited liability company organized under the laws of the Netherlands. Substantially all of our assets are located outside the United States. The majority of our directors reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

        The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the party in whose favor a final and conclusive judgment of the U.S. court has been rendered will be required to file its claim with a court of competent jurisdiction in the Netherlands. Such party may submit to the Dutch court the final judgment rendered by the U.S. court. This court will have discretion to attach such weight to the judgment rendered by the relevant U.S. court as it deems appropriate. The Dutch courts can be expected to give conclusive effect to a final and enforceable judgment of such court in respect of the contractual obligations thereunder without substantive re-examination or re-litigation of the substantive matters adjudicated upon (marginale toetsing), provided that: (i) the U.S. court involved accepted jurisdiction on the basis of internationally recognized grounds to accept jurisdiction, (ii) the proceedings before such court being in compliance with principles of proper procedure (behoorlijke rechtspleging), (iii) such judgment not being contrary to the public policy (openbare orde) of the Netherlands, (iv) such judgment not being incompatible with a judgment given between the same parties by a Dutch court or with a prior judgment given between the same parties by a foreign court in a dispute concerning the same subject matter and based on the same cause of action, provided such prior judgment fulfills the conditions necessary for it to be given binding effect in the Netherlands, and (v) the judgment is—according to the law of its country of origin—formally capable of being enforced (e.g. is readily enforceable, has not been annulled in appeal or its enforceability has not been subject to a certain time frame), but the court will in either case have discretion to attach such weight to the judgment of any federal or state court in the United States as it deems appropriate and may re-examine or re-litigate the substantive matters adjudicated upon. Dutch courts may deny the recognition and enforcement of punitive damages or other awards. Moreover, a Dutch court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Enforcement and recognition of judgments of U.S. courts in the Netherlands are solely governed by the provisions of the Dutch Civil Procedure Code.

        Dutch civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under Dutch law.

        Subject to the foregoing and service of process in accordance with applicable treaties, investors may be able to enforce in the Netherlands judgments in civil and commercial matters obtained from U.S. federal or state courts. However, no assurance can be given that those judgments will be enforceable. In addition, it is doubtful whether a Dutch court would accept jurisdiction and impose civil liability in an original action commenced in the Netherlands and predicated solely upon U.S. federal securities laws.

 LEGAL MATTERS

        Unless the applicable prospectus supplement indicates otherwise, legal matters with respect to U.S. federal and New York law in connection with an offering hereunder will be passed upon for us by Morgan, Lewis & Bockius UK LLP, London, England. Certain legal matters with respect to Dutch law in connection with the validity of the shares being offered by this prospectus and other legal matters will be passed upon for us by Van Doorne N.V., Amsterdam, the Netherlands.

 EXPERTS

        The consolidated financial statements of Yandex N.V. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein and in the registration statement in reliance upon the report of JSC KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to the adoption of Accounting Standard Codification Topic 842, Leases. The audit report of JSC KPMG on the consolidated financial statements also refers to the translation of the consolidated financial statements as of and for the year ended December 31, 2019 into U.S. dollars presented solely for the convenience of the reader. The offices of JSC KPMG are located at Presnenskaya Naberezhnaya, 10, Moscow 11524, Russia.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus is part of the registration statement on Form F-3 we filed with the SEC under the Securities Act, and does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

        We are subject to the informational requirements of the Exchange Act. Our annual report on Form 20-F for the year ending December 31, 2019 and Amendment No. 1 thereto have been filed with the SEC. The Company has also filed current reports with the SEC on Form 6-K. Such reports and other information filed with the SEC are available to the public over the Internet at the SEC's website at http://www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will update and supersede this information. The SEC's Internet site can be found at http://www.sec.gov.

        We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on April 2, 2020;

  •
  amendment No. 1 to our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on April 2, 2020;

  •
  the information contained in our Current Report on Form 6-K, furnished to the SEC on June 23, 2020; and

  •
  the description of our ordinary shares contained in our registration statement on Form 8-A as filed with the SEC on May 10, 2011, as updated or amended in any amendment or report filed for such purpose.

        All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents.

        We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these filings, at no cost, by writing or telephoning us at the following email address or telephone number: +7 495 974-35-38 askIR@yandex-team.ru.

        In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

EXPENSES

        The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, if any) expected to be incurred by us in connection with a possible offering of the securities registered under the registration statement of which this prospectus forms a part.

Expenses	Amount
SEC registration fee	$	*
FINRA filing fee	$	**
Legal and accounting fees and expenses	$	**
Trustee and transfer agent fees and expenses	$	**
Miscellaneous costs	$	**
Total	$	**

*
To be deferred pursuant to Rule 456(b) under the Securities Act and calculated in connection with an offering of Class A shares under this registration statement pursuant to Rule 457(r) under the Securities Act.

**
Estimated fees and expenses are not presently known. If required, to be provided by a prospectus supplement or as an exhibit to a Current Report on Form 6-K that is incorporated by reference into this prospectus.

8,121,827

Class A Ordinary Shares

Yandex N.V.

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC

June 24, 2020